As filed with the Securities and Exchange Commission on October 9, 2015

Registration No. 333-206221

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Great Lakes Dredge & Dock Corporation

(Exact name of registrant as specified in its charter)

Delaware	1600	20-5336063
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2122 York Road, Oak Brook, Illinois 60523, (630) 574-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maryann Waryjas

Senior Vice President, Chief Legal Officer and Corporate Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

John P. Kelsh

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

(312) 853-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Additional Registrants (1)	Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Great Lakes Dredge & Dock Company, LLC	Delaware	1600	20-1354414
Dawson Marine Services Company	Delaware	1600	36-3503893
Great Lakes Dredge & Dock Environmental, Inc.	Delaware	1600	36-4347352
NASDI Holdings, LLC	Delaware	1600	04-2598486
Fifty-Three Dredging Corporation	New Jersey	1600	36-3177787
Terra Contracting Services, LLC	Delaware	1600	46-1430657
Terra Fluid Management LLC	Delaware	1600	46-5253625
Great Lakes Environmental & Infrastructure Solutions, LLC	Delaware	1600	30-0845285
Magnus Pacific, LLC	Delaware	1600	26-2817615

(1)	The address and agent for service of process for each of the additional registrants are the same as for Great Lakes Dredge & Dock Corporation.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 9, 2015

Prospectus

Great Lakes Dredge & Dock Corporation

OFFER TO EXCHANGE

$25,000,000 aggregate principal amount of its 7.375% Senior Notes due 2019 that have been registered under the Securities Act of 1933

(which we refer to as the “New Notes”) for any and all of its outstanding

7.375% Senior Notes due 2019 (which we refer to as the “Old Notes”)

This exchange offer will expire at 5:00 p.m., New York City time, on [                    ], 2015, unless extended.

Terms of the exchange offer:

•	We will exchange New Notes for all outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration or termination of the exchange offer.

•	You may withdraw tenders of Old Notes at any time prior to the expiration or termination of the exchange offer.

•	The terms of the New Notes are substantially identical to those of the outstanding Old Notes, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”) and the transfer restrictions, registration rights and additional interest provisions applicable to the Old Notes do not apply to the New Notes. The New Notes will also have a separate CUSIP number from that of the Old Notes.

•	The New Notes will be our senior unsecured obligations and will rank equally in right of payment to all of our existing and future senior indebtedness and will rank senior to any of our subordinated indebtedness. Each of our existing and future wholly owned domestic subsidiaries that guarantees our senior secured revolving credit facility will unconditionally guarantee the New Notes with guarantees that will rank equal in right of payment to all of the senior indebtedness of such guarantor and will rank senior to all of the future subordinated indebtedness of such guarantor. The New Notes will be effectively subordinated to all of our and the guarantors’ secured indebtedness, including amounts outstanding under our term loan facility and our senior secured revolving credit facility and obligations secured under our bonding agreements, to the extent of the value of the assets securing such indebtedness or obligations under our bonding agreements, and will be structurally subordinated to all obligations of our subsidiaries that do not guarantee the New Notes.

•	The exchange of Old Notes for New Notes will not be a taxable transaction for U.S. federal income tax purposes. You should see the discussion under the caption “Principal U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the exchange offer.

•	We issued the Old Notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of the Old Notes.

Neither the New Notes nor the Old Notes will be listed on any securities exchange.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Exchanging your outstanding Old Notes for New Notes involves risks. See the risk factors described under, and incorporated by reference into, “Risk Factors” beginning on page 15 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October [    ], 2015.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If any person other than us provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, nor are we soliciting an offer to buy, securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus (see “Where You Can Find More Information”). We will provide this information to you at no charge upon written or oral request directed to: Great Lakes Dredge & Dock Corporation, Chief Legal Officer, 2122 York Road, Oak Brook, Illinois 60523, telephone (630) 574-3000. In order to ensure timely delivery of the information, any request should be made no later than five (5) business days before the expiration date of the exchange offer.

Neither the Old Notes nor the New Notes have been recommended by any federal, state or foreign securities authorities and they have not determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We are not providing you with any legal, business, tax or other advice in this prospectus. You should consult with your own advisors as needed to assist you in making your investment decision and to advise you whether you are legally permitted to exchange your outstanding Old Notes for New Notes in this exchange offer.

References in this prospectus to “Great Lakes Dredge & Dock,” “the Company,” “we,” “us” and “our” are to Great Lakes Dredge & Dock Corporation and its consolidated subsidiaries, and references to a “guarantor” or the “guarantors” are to each of the wholly-owned subsidiaries listed as guarantors under “Summary—Summary Description of the New Notes,” in each case unless otherwise stated or the context otherwise requires. However, in the “Description of the New Notes” section of this prospectus, references to “Great Lakes Dredge & Dock,” “Great Lakes,” “the Company,” “we,” “us” and “our” are to Great Lakes Dredge & Dock Corporation (the parent company only and not any of its subsidiaries). Unless otherwise specified or the context otherwise requires, references to “$” or “dollars” in this prospectus are to United States dollars.

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FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking” statements as defined in Section 27A of the Securities Act, Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Commission, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. The Company cautions investors that any forward-looking statements made by it are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to the Company include, but are not limited to, risks and uncertainties that are described in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2014, in our Quarterly Reports on Form 10-Q and in other securities filings by the Company with the Securities and Exchange Commission (the “Commission” or “SEC”). Furthermore, with regard to a large mine remediation project in Washington State that has been affected by the Wolverine forest fire, the project site has been evacuated causing a delay in work. We are not able to estimate the length of the delay, and an extensive delay has not been factored into our forecasts.

Although we believe that the Company’s plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this prospectus are made only as of the date hereof and we do not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

ii

Summary

This summary highlights information that is contained or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you. Before making an investment decision, you should read carefully the entire prospectus, including the “Risk Factors” section, together with the documents incorporated by reference that are described under “Where You Can Find More Information.”

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and is the only U.S. dredging service provider with significant international operations. The Company was founded in 1890 as Lydon & Drews Partnership. The Company changed its name to Great Lakes Dredge & Dock Company in 1905 and was involved in a number of marine construction and landfill projects along the Chicago lakefront and in the surrounding Great Lakes region. The Company now provides dredging services in the East, West and Gulf Coasts of the United States and worldwide. The Company also owns specialty contracting service providers which primarily offer environmental, remediation and geotechnical services throughout the United States.

The Company operates in four operating segments that, through aggregation, comprise two reportable segments: dredging and environmental & remediation.

On November 4, 2014, the Company acquired the stock of Magnus Pacific Corporation, a leading provider of environmental remediation, geotechnical construction, demolition and sediments and wetlands construction headquartered outside of Sacramento, California, for an aggregate purchase price of approximately $40 million. On March 26, 2015, Magnus Pacific Corporation was converted from a California corporation to a California limited liability company with the name Magnus Pacific, LLC. On March 27, 2015, Magnus Pacific, LLC was converted from a California limited liability company to a Delaware limited liability company. The Magnus Pacific, LLC business is part of the Company’s environmental & remediation segment.

The Exchange Offer

The following is a brief summary of the terms of this exchange offer. It does not contain all of the information that you need to consider in making your decision regarding whether to exchange your Old Notes for New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “The Exchange Offer” contains a more detailed description of the terms and conditions of this exchange offer. To understand all of the terms of this exchange offer and the New Notes, you should carefully read this prospectus as well as the documents incorporated by reference that are described under “Where You Can Find More Information.”

Old Notes	7.375% Senior Notes due 2019, which were issued on November 24, 2014. The Old Notes were issued as additional notes under the indenture, dated as of January 28, 2011, as supplemented by that certain First Supplemental Indenture dated as of May 6, 2011, that certain Second Supplemental Indenture dated as of January 15, 2013 and that certain Third Supplemental Indenture dated as of November 19, 2014 (as so supplemented, the “Indenture”), governing the Company’s previously issued 7.375% senior notes due 2019 in the aggregate principal amount of $250,000,000 (the “Existing Notes”). The Existing Notes, the Old Notes, the New Notes, and any other “Additional Notes” (as defined in the Indenture) are herein collectively referred to as “notes” under the Indenture.

New Notes	7.375% Senior Notes due 2019, the issuance of which has been registered under the Securities Act. The form and terms of the New Notes are substantially identical in all material respects to those of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions applicable to the Old Notes do not apply to the New Notes. The New Notes will constitute a further issuance of and will be consolidated and form a single series with the Existing Notes, and the New Notes will have the same CUSIP number as and will be fungible with the Existing Notes. The New Notes will vote as a single class with the Existing Notes and otherwise be treated as “notes” for all purposes under the Indenture.

Exchange Offer	We are offering to issue up to $25,000,000 aggregate principal amount of New Notes in exchange for a like principal amount of the Old Notes to satisfy our obligations under the registration rights agreement that was executed when the Old Notes were issued in a transaction in reliance upon the exemptions from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on [ ], 2015 (the twentieth (20th) business day following the date of this prospectus), unless extended in our sole and absolute discretion. By tendering your Old Notes, you represent to us that:

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	any New Notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•	at the time of commencement of the exchange offer, neither you nor anyone receiving New Notes from you has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes in violation of the Securities Act; and

•	if you are a broker-dealer that will receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities, then you will deliver a prospectus in connection with any resale of the New Notes you receive. For further information regarding resales of the New Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

Withdrawal; Non-Acceptance

You may withdraw any Old Notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on [                    ], 2015. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the Old Notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company (“DTC”), any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, see “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes” and the “The Exchange Offer—Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Old Notes	If you wish to tender your Old Notes for New Notes pursuant to the exchange offer, you must transmit to Wells Fargo Bank, N.A. as the exchange agent for the exchange offer, on or before the expiration date, either:

•	a properly completed and duly executed letter of transmittal, which accompanies this prospectus, with any required signature guarantees, together with the certificates for your Old Notes, in proper form for transfer, and any other required documentation, to the exchange agent at its address listed in this prospectus and on the front cover of the letter of transmittal; or

•	a computer generated message transmitted through DTC’s Automated Tender Offer Program (“ATOP”) system and received by the exchange agent and forming a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Material Federal Income Tax Considerations	The exchange of the Old Notes for New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See the discussion under the caption “Principal U.S. Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A. is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer—Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the New Notes in the exchange offer in the ordinary course of your business;

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes, you will receive in the exchange offer;

•	you are a participating broker-dealer that received New Notes for its own account in the exchange offer in exchange for Old Notes that were acquired as a result of market-making or other trading activities.

If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes. See the discussion below under the caption “The Exchange Offer—Procedures for Tendering Old Notes” for more information.

Broker-Dealer	Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes which were acquired by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, as defined in this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for more information.

Registration Rights Agreement	When the Old Notes were issued, we entered into a registration rights agreement with the initial purchaser of the Old Notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the Old Notes for the New Notes.

Under certain circumstances set forth in the registration rights agreement, holders of Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell New Notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Old Notes by these holders.

Under certain triggering circumstances set forth in the registration rights agreement, including if the registration statement of which this prospectus is a part has not become effective prior to or on November 24, 2015 or if the exchange offer is not completed prior to or on the thirtieth (30th) business day following November 24, 2015, the annual interest rate borne by the Old Notes will be increased by an annual rate of 0.25% of the aggregate principal amount of the Old Notes on the date of such triggering circumstance (which rate will be increased by an additional 0.25% per annum for each subsequent ninety (90) day period that such interest continues to accrue, up to a maximum of 1.00% per annum). See “The Exchange Offer—Registration Rights Agreement.”

A copy of the registration rights agreement has been filed as Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on November 24, 2014 and is available from us upon request (see “Where You Can Find More Information”).

Consequences of Not Exchanging Old Notes

If you do not exchange your Old Notes in the exchange offer, your Old Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your Old Notes. In general, you may offer or sell your Old Notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell New Notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes.”

Summary Description of the New Notes

The following is a brief summary of the terms of the New Notes. It does not contain all of the information that you need to consider in making your investment decision. The terms of the New Notes and those of the outstanding Old Notes are substantially identical, except that the transfer restrictions and rights under the registration rights agreement, including the right to earn additional interest under circumstances relating to our registration obligations, do not apply to the New Notes. To understand all of the terms of the New Notes, you should carefully read this prospectus as well as the documents incorporated by reference that are described under “Where You Can Find More Information.”

Issuer	Great Lakes Dredge & Dock Corporation

Guarantors	Dawson Marine Services Company; Fifty-Three Dredging Corporation; Great Lakes Dredge & Dock Company, LLC; Great Lakes Dredge & Dock Environmental, Inc.; NASDI Holdings, LLC; Terra Contracting Services, LLC; Terra Fluid Management LLC; Great Lakes Environmental & Infrastructure Solutions, LLC; and Magnus Pacific, LLC.

Notes Offered	$25,000,000 aggregate principal amount of 7.375% Senior Notes due 2019.

Stated Maturity Date	February 1, 2019.

Interest Rate	7.375% per annum.

Interest Payment Dates	Interest on the New Notes will be payable semi-annually on February 1 and August 1 of each year, beginning on February 1, 2016, and on the maturity date, and will be deemed to have accrued from August 1, 2015.

Guarantees	The New Notes will be guaranteed, on a senior unsecured basis, by the following wholly owned domestic subsidiaries: Dawson Marine Services Company; Fifty-Three Dredging Corporation; Great Lakes Dredge & Dock Company, LLC; Great Lakes Dredge & Dock Environmental, Inc.; NASDI Holdings, LLC; Terra Contracting Services, LLC; Terra Fluid Management LLC; Great Lakes Environmental & Infrastructure Solutions, LLC; and Magnus Pacific, LLC. Each of the Company’s future wholly owned domestic subsidiaries that guarantees the Company’s obligations under our senior secured revolving credit facility will also guarantee the New Notes.

Ranking	The New Notes and guarantees will be senior unsecured obligations of the company and the guarantors and will:

•	rank senior in right of payment to any of our and the guarantors’ existing and future subordinated indebtedness;

•	rank pari passu in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including the Existing Notes; and

•	be effectively subordinated in right of payment to our and the guarantors’ existing and future senior secured indebtedness, including, but not limited to, amounts outstanding under the senior revolving credit agreement the Company entered into on June 4, 2012 (the “2012 Credit Agreement”), the senior secured term loan facility consisting of a term loan in an aggregate principal amount of $50,000 the Company entered into on November 4, 2014 (the “Term Loan Facility”), and amounts outstanding under the Bonding Agreements (as defined below under “Description of the New Notes”, which definition includes bonding agreements entered into during the first fiscal quarter of 2015 and described in our Quarterly Report on Form 10-Q for the three months ended March 31, 2015).

Optional Redemption	We may redeem the New Notes at any time, in whole or in part, at the redemption prices described under “Description of the New Notes—Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Change of Control Triggering Event	If a change of control triggering event as described herein occurs, we will be required to give the holders of the New Notes (together with the holders of the Existing Notes) the opportunity to sell us their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the purchase date. See “Description of the New Notes—Repurchase at the Option of Holders.”

Covenants	The Indenture contains covenants that generally restrict our ability and the ability of certain of our subsidiaries to:

•	pay dividends or make certain other restricted payments or investments;

•	incur additional indebtedness and issue disqualified stock;

•	create liens on our assets;

•	transfer and sell assets;

•	merge, consolidate, or sell all or substantially all of our assets;

•	enter into certain transactions with affiliates;

•	create restrictions on dividends or other payments by our restricted subsidiaries; and

•	create guarantees of indebtedness by restricted subsidiaries.

These covenants, however, are subject to a number of important limitations and exceptions. See “Description of the New Notes—Certain Covenants.”

Further Issuances	We may, from time to time, without notice to or consent of the holders of the New Notes, create and issue additional notes ranking equally and ratably with the New Notes in all respects, including the same terms as to status, redemption or otherwise.

Form and Denomination	The New Notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, DTC or its nominee. Except as described under “Description of the New Notes—Transfer and Exchange” or as we may otherwise agree, notes in certificated form will not be issued or exchanged for interests in global securities.

Absence of Public Market	The New Notes are a new issue of securities, and there is currently no established trading market for the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange and cannot assure you that any active or liquid market will develop for the New Notes.

CUSIP Numbers	The New Notes will constitute a further issuance of and will be consolidated and form a single series with the Existing Notes, and the New Notes will have the same CUSIP number as and will be fungible with the Existing Notes. The New Notes will vote as a single class with the Existing Notes and otherwise be treated as “notes” for all purposes under the Indenture.

Trustee	Wells Fargo Bank, N.A.

Risk Factors	Before making an investment decision, you should carefully consider all of the information included or incorporated by reference in this prospectus, including the information under “Risk Factors” beginning on page 15 of this prospectus.

Summary Selected Historical Financial Data

The following tables present the Company’s selected historical financial information for the last five years and for the six months ended June 30, 2015 and 2014. The selected historical financial information for the 2014, 2013, 2012, 2011 and 2010 fiscal years has been derived from the Company’s audited consolidated financial statements as adjusted for presentation of discontinued operations. The selected historical financial information as of and for the six months ended June 30, 2015 and 2014 are derived from our Quarterly Report on Form 10-Q for the six months ended June 30, 2015 and 2014. Items may not sum due to rounding.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(dollars in millions except shares in thousands and per share data)
Contract revenues	$413.4	$359.1	$806.8	$731.4	$588.4	$520.1	$609.0
Costs of contract revenues	370.5	312.0	714.3	631.1	510.3	437.5	491.7

Gross profit	43.0	47.1	92.5	100.3	78.2	82.6	117.3
General and administrative expenses	33.5	33.8	67.9	68.0	45.7	40.9	47.2
Impairment of goodwill	2.8	—	—	—	—	—	—
Proceeds from loss of use claim	—	—	—	(13.4)	—	—	—
(Gain) loss on sale of assets—net	—	0.2	0.7	(5.8)	(0.2)	(11.7)	(0.4)

Operating income (loss)	6.7	13.2	23.9	51.4	32.6	53.5	70.5
Interest expense—net	(11.2)	(10.0)	(20.0)	(21.9)	(20.9)	(21.4)	(13.4)
Equity in earnings (loss) of joint ventures	(3.7)	(3.3)	2.9	1.2	0.1	(0.4)	(0.6)
Gain on bargain purchase acquisition	—	2.2	2.2	—	—	—	—
Other income (expense)	(1.1)	—	0.2	(0.4)	(0.1)	(0.3)	—
Loss on extinguishment of debt	—	—	—	—	—	(5.1)	—

Income (loss) from continuing operations before income taxes	(9.2)	2.1	9.2	30.3	11.7	26.3	56.5
Income tax (provision) benefit	3.6	(0.6)	11.5	(10.5)	(5.4)	(9.9)	(22.1)

Income (loss) from continuing operations	(5.7)	1.4	20.7	19.9	6.3	16.3	34.4
Income (loss) from discontinued operations, net of income taxes	—	(8.1)	(10.4)	(54.9)	(9.6)	0.9	(0.7)

Net income (loss)	(5.7)	(6.6)	10.3	(35.0)	(3.3)	17.3	33.7
Net (income) loss attributable to noncontrolling interests	—	—	—	0.6	0.6	(0.7)	0.9

Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(5.7)	$(6.6)	$10.3	$(34.4)	$(2.7)	$16.5	$34.6

Basic earnings (loss) per share attributable to income (loss) from continuing operations (1)	$(0.09)	$0.02	$0.35	$0.33	$0.11	$0.28	$0.59
Basic loss per share attributable to loss on discontinued operations, net of income taxes	—	(0.13)	(0.17)	(0.91)	(0.15)	0.00	(0.01)

Basic earnings (loss) per share attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(0.09)	$(0.11)	$0.18	$(0.58)	$(0.04)	$0.28	$0.57

Basic weighted average shares	60,369	59,786	59,938	59,495	59,195	58,891	58,647
Diluted earnings (loss) per share attributable to income (loss) from continuing operations (1)	$(0.09)	$0.02	$0.34	$0.33	$0.11	$0.28	$0.59
Diluted loss per share attributable to loss on discontinued operations, net of income taxes	—	(0.13)	(0.17)	(0.90)	(0.15)	0.00	(0.01)

Diluted earnings (loss) per share attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(0.09)	$(0.11)	$0.17	$(0.57)	$(0.04)	$0.28	$0.57

Diluted weighted average shares	60,369	60,459	60,522	60,101	59,673	59,230	58,871

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Other Data:
Adjusted EBITDA from continuing operations (2)	$37.7	$31.8	$77.1	$98.9	$74.7	$90.1	$101.4
Net cash flows from operating activities	(6.9)	11.0	48.8	74.8	(1.9)	24.6	127.8
Net cash flows from investing activities	(36.7)	(48.1)	(116.7)	(46.3)	(63.4)	(16.7)	(61.9)
Net cash flows from financing activities	15.9	—	35.1	22.5	(23.6)	57.4	(20.3)
Depreciation and amortization	33.0	21.9	50.1	46.6	37.4	37.3	31.4
Maintenance expense	25.8	28.9	57.4	49.5	51.8	43.1	48.2
Capital expenditures	46.6	43.6	92.1	62.0	76.3	22.9	65.0

Balance Sheet Data:
Cash and cash equivalents	$14.7	38.1	$42.4	$75.3	$24.4	$113.3	$48.4
Working capital	147.6	135.4	141.7	167.2	127.7	195.3	90.1
Total assets	902.2	795.3	893.2	852.6	826.5	788.5	693.8
Long term debt, promissory notes and subordinated notes	346.8	285.0	324.4	285.0	263.0	255.0	175.0
Total stockholder’s equity	252.2	236.5	256.0	242.1	273.4	292.5	276.8

(1)	Refer to Note 2 in the Company’s consolidated financial statements in the Annual Report on Form 10-K for the years ended December 31, 2014, 2013 and 2012 and above information for additional details regarding these calculations.
(2)	“Adjusted EBITDA from continuing operations” means net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment and accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions.

Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company’s operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company’s primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company’s period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company’s incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure the Company’s operating performance and uses Adjusted EBITDA from continuing operations only as a supplement.

The following is a reconciliation of Adjusted EBITDA from continuing operations to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation for the 2014, 2013, 2012, 2011 and 2010 fiscal years and for the six months ended June 30, 2015 and 2014:

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
(in millions)
Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(5.7)	$(6.6)	$10.3	$(34.4)	$(2.7)	$16.5	$34.6
Income (loss) from discontinued operations, net of income taxes	—	(8.1)	(10.4)	(54.9)	(9.6)	0.9	(0.7)
Net (income) loss attributable to noncontrolling interest	—	—	—	0.6	0.6	(0.7)	0.9

Income (loss) from continuing operations	(5.7)	1.4	20.7	19.9	6.3	16.3	34.4
Adjusted for:
Accelerated maintenance expenses	—	—	—	—	4.7	—	—
Loss on extinguishment of debt	—	—	—	—	—	5.1	—
Interest expense—net	11.2	10.0	20.1	21.9	209	21.4	13.4
Income tax provision (benefit)	(3.6)	0.6	(11.5)	10.5	5.4	9.9	22.1
Depreciation and amortization	33.0	21.9	50.1	46.6	37.4	37.3	31.4
Impairment of goodwill	2.8	—	—	—	—	—	—
Gain on bargain purchase acquisition	—	(2.2)	(2.2)	—	—	—	—

Adjusted EBITDA from continuing operations	$37.7	$31.8	$77.1	$98.9	74.7	$90.1	$101.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma financial information is presented for a significant business combination that occurred in the latest fiscal year. The pro forma statement of operations represents the period of time in which the acquisition was not fully represented in the historical statement of operations for the Company. The business combination was fully reflected in the Company’s historical balance sheet at December 31, 2014 and therefore pro forma balance sheet information is not provided. The pro forma information below further updates information previously provided and should be read in conjunction with Note 16 – Business Combinations and Dispositions in the Company’s consolidated financial statements as set forth in the Annual Report on Form 10-K filed March 6, 2015.

The following unaudited pro forma condensed combined financial information has been prepared from the historical financial statements of Great Lakes Dredge & Dock Corporation (the “Company”) and Magnus Pacific Corporation (for purposes of these pro formas, “Magnus”), to give effect to the Company’s acquisition of all of the shares (the “Acquisition”) of Magnus on November 4, 2014. The unaudited pro forma condensed combined financial statement, provided for illustrative purposes only, does not purport to represent, and is not necessarily indicative of, what the Company’s results of operations would have been had the Acquisition occurred on the dates indicated, nor does it purport to represent results of operations for any future period. This statement does not reflect any cost savings or other benefits that may be obtained through synergies among the operations of the Company.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is presented as if the Acquisition had occurred on January 1, 2014 and includes all adjustments that (i) give effect to events that are directly attributable to the Acquisition, (ii) are expected to have a continuing impact, and (iii) are factually supportable. The historical consolidated statement of operations of the Company for the year ended December 31, 2014 that was used in preparing the unaudited pro forma condensed combined statement of operations for the same period has been audited. The historical consolidated statement of operations of Magnus through November 4, 2014 that was used in preparing the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 has not been audited.

The unaudited pro forma condensed combined financial statement should be read in conjunction with the Company’s historical consolidated financial statements, related notes, and “Management’s Discussion and Analysis,” and the Magnus historical consolidated financial statements and related notes set forth in the Company’s Annual Report on Form 10-K filed March 6, 2015 and the Company’s Amended Current Report on Form 8-K/A filed January 20, 2015.

Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements correspond to the following descriptions (numbers in thousands):

	Great Lakes Dredge & Dock Corporation (Historical)	Magnus Pacific Corporation (Historical)	Pro Forma Adjustments		Pro Forma Combined
Contract revenues	$806,831	$103,452	$3,271	(A)	$913,554
Costs of contract revenues	714,335	85,768	217	(B)	800,320

Gross profit	92,496	17,684	3,054		113,234
General and administrative expenses	67,911	7,718	4,490	(C)	80,119
(Gain) loss on sale of assets—net	732	(1)	—		731

Total operating income	23,853	9,967	(1,436)		32,384

Interest expense—net	(19,967)	(584)	(1,196	)(D)	(21,747)
Equity in earnings of joint ventures	2,895	—	—		2,895
Gain on bargain purchase acquisition	2,197				2,197
Other income	210	—	—		210

Total other expense	(14,665)	(584)	(1,196)		(16,445)

Income from continuing operations before income taxes	9,188	9,383	(2,632)		15,939
Income tax (provision) benefit	11,530	(62)	(2,707	)(E)	8,761

Income from continuing operations	20,718	9,321	(5,339)		24,700
Loss from discontinued operations, net of income taxes	(10,423)	—	—		(10,423)

Net income	$10,295	$9,321	$(5,339)		14,277

Basic earnings per share attributable to continuing operations	0.35				0.41
Basic loss per share attributable to discontinued operations, net of tax	(0.17)				(0.17)

Basic earnings per share	$0.18				$0.24
Basic weighted average shares	59,938				59,938

Diluted earnings per share attributable to continuing operations	0.34				0.41
Diluted loss per share attributable to discontinued operations, net of tax	(0.17)				(0.17)

Diluted earnings per share	$0.17				$0.24
Diluted weighted average shares	60,522				60,522

Notes to the Unaudited Pro Forma Condensed Combined Statements of Operations

A review of the accounting policies and presentation of the financial statements of Magnus has been performed to conform to those of the Company. Based on this review, certain amounts included in Magnus’ historical statements of operations have been reclassified to conform with the Company’s accounting policies and presentation of the financial statements.

(A)	A review of revenue recognition on existing contracts yielded a change in revenue based upon the accounting policies of the Company applied to existing Magnus contracts. The difference is primarily related to the timing of revenue recognition which the Company would have recorded.

(B)	The pro forma adjustment to cost of contract revenues represents the removal of historical depreciation and the recognition of depreciation that would have been recorded on the fair market value of assets purchased.

(C)	The pro forma adjustment to general & administrative expense represents the following:

For the year ended December 31, 2014
Fair market value of rental payments for real estate not purchased	$240
Estimation of amortization for intangibles established in the purchase	4,250

Total pro forma adjustment to general & administrative expense	$4,490

(D)	The pro forma adjustment to interest expense represents the following:

For the year ended December 31, 2014
Senior unsecured notes at an effective interest rate of 7.375%	$1,536
Promissory Note at an effective interest rate of 5%	237
Elimination of historical Magnus interest on debt not purchased	(577)

Total pro forma adjustment to interest expense	$1,196

(E)	The pro forma adjustment to income tax provision reflects the impact of Magnus historical net income, as well as the pro forma adjustments at the Company’s effective tax rate of 40.1% for the year ended December 31, 2014.

RISK FACTORS

Exchanging your Old Notes for New Notes involves risks. Before making an investment decision, you should carefully consider all of the information included or incorporated by reference in this prospectus, including the risks described below, and under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which are incorporated by reference in this prospectus. See “Where You Can Find More Information.” The risks and uncertainties described are not the only ones that we face. Additional risks and uncertainties not known to us or that we deem immaterial may also adversely affect our business, operating results, cash flows and financial condition.

Risks relating to the exchange offer

If you choose not to exchange your Old Notes in the exchange offer, the transfer restrictions currently applicable to your Old Notes will remain in force, and the market price of your Old Notes could decline.

If you do not exchange your Old Notes for New Notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the Old Notes as set forth in the offering memorandum distributed in connection with the private offering of the Old Notes. In general, the Old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. We do not intend to register resales of the Old Notes under the Securities Act. You should refer to “Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your Old Notes.

The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the New Notes.

If you do not follow the procedures described herein, you will not receive any New Notes. The New Notes will be issued to you in exchange for Old Notes only if you properly tender the Old Notes to the exchange agent prior to the expiration of the exchange offer. If you want to tender your Old Notes in exchange for New Notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of Old Notes for exchange. If you are the beneficial holder of Old Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Old Notes in the exchange offer, you should promptly contact the person through whom your Old Notes are held and instruct that person to tender on your behalf. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

There are state securities law restrictions on the resale of the New Notes.

In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the New Notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the New Notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the New Notes without compliance with the registration and prospectus delivery requirements of the Securities

Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of New Notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the New Notes. If such a holder transfers any New Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks relating to the New Notes

The New Notes and the guarantees will be unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness and secured obligations under the Bonding Agreements.

The New Notes and the guarantees will be general unsecured obligations ranking effectively junior in right of payment to (1) all of our existing and future secured indebtedness and that of each guarantor, including indebtedness under the 2012 Credit Agreement, and Term Loan Facility and (2) our obligations and those of the guarantors under the Bonding Agreements. Additionally, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the 2012 Credit Agreement, the Indenture and the Term Loan Facility limit, but do not prohibit, us or our subsidiaries from incurring such additional indebtedness. In the event that we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any indebtedness or obligation under the Bonding Agreements that is effectively senior to the New Notes and the guarantees thereof will be entitled to be paid in full from our assets or the assets of the guarantors, as applicable, securing such indebtedness or obligations before any payment may be made with respect to the New Notes or the affected guarantees. Holders of the New Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the New Notes, including the Existing Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. Thus, if new indebtedness is added to our current debt level, or if we enter into new bonding arrangements, this may have the effect of eliminating or reducing the amount of proceeds paid to you in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us or our subsidiaries.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the New Notes.

The New Notes will not be guaranteed by any of our subsidiaries that are not wholly owned domestic subsidiaries that guarantee our obligations under the 2012 Credit Agreement, the Term Loan Facility and the Bonding Agreements, including certain subsidiaries that do not meet certain materiality thresholds under such agreements. Accordingly, claims of holders of the New Notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the New Notes. Although certain of our domestic subsidiaries will guarantee the New Notes, the guarantees are subject to release under certain circumstances and we may have subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the New Notes. In any of these events, we may not have sufficient assets to pay amounts due on the New Notes with respect to the assets of that subsidiary.

If we default on our obligations to pay our other indebtedness or satisfy our obligations under the Bonding Agreements, we may not be able to make payments on the New Notes.

Any default under the agreements governing our indebtedness, including a default under the 2012 Credit Agreement or the Term Loan Facility, that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could prohibit us from making payments of principal, premium, if any, or interest on the New Notes and could substantially decrease the market value of the New Notes. Similarly, any default under the Bonding Agreements that is not waived by the applicable surety and the remedies sought by such sureties could also prohibit us from making payments of principal, premium, if any, or interest on the New Notes and could substantially decrease the market value of the New Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the 2012 Credit Agreement and the Term Loan Facility) or our obligations under the Bonding Agreements, we could be in default under the terms of the agreements governing such indebtedness or under the Bonding Agreements. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, or our sureties could elect to exercise all of their available remedies under the applicable Bonding Agreements. More specifically, the lenders under the 2012 Credit Agreement could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy, if applicable to us, or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under the 2012 Credit Agreement, the Term Loan Facility or the sureties who are parties to the Bonding Agreements to avoid being in default. If we breach covenants under the 2012 Credit Agreement, the Term Loan Facility or the Bonding Agreements and seek a waiver, we may not be able to obtain a waiver from the required lenders or sureties. If this occurs, we would be in default under the 2012 Credit Agreement, the Term Loan Facility or the Bonding Agreements, the lenders or sureties could exercise their rights as described above, and we could be forced into bankruptcy, to the extent applicable to us, or liquidation. No assurance can be given that, if we breach covenants under the 2012 Credit Agreement, the Term Loan Facility or the Bonding Agreements and our creditors seek to enforce their rights under the federal bankruptcy laws, that a forum will be available to creditors. See “Description of the New Notes.”

Federal and state fraudulent transfer laws may permit a court to void the New Notes and the guarantees, and, if that occurs, you may not receive any payments on the New Notes.

The issuance of the New Notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the New Notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	we or any of our guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the New Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the New Notes or such guarantee or further subordinate the New Notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the New Notes to repay any amounts received with respect to the New Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the New Notes. Further, the voidance of the New Notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, were greater than the fair salable value of all its assets; or

•	the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the New Notes and the guarantees would not be subordinated to our or any guarantor’s other debt. If any other subsidiary of ours guarantees the New Notes in the future, such guarantee will become subject to the same risks described above. If any of the guarantees were legally challenged, such challenged guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the New Notes.

Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture governing the notes, which would violate the terms of the New Notes.

Upon the occurrence of a change of control, holders of notes under the Indenture (including the New Notes and the Existing Notes) will have the right to require us to purchase all or any part of the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of our obligations under the notes in the event of a change in control. Our failure to purchase the notes as required under the Indenture would result in a default under the Indenture and a cross-default under the 2012 Credit Agreement, Term Loan Facility, other financing arrangements and the Bonding Agreements, each of which could have material adverse consequences for us and the holders of the notes. In addition, a change of control may cause the acceleration of other indebtedness, which may rank equally with, or superior to, the notes. See “Description of the New Notes—Change of Control.”

Your ability to transfer the New Notes may be limited by the absence of an active trading market.

The New Notes constitute new issues of securities, for which there is no existing market. We do not intend to apply for listing of the New Notes on any securities exchange. We cannot assure you whether trading markets for the New Notes will develop, the ability of holders of the New Notes to sell their notes or the price at which holders may be able to sell their notes. If no active trading market develops, you may be unable to resell the New Notes at any price or at their fair market value.

The initial purchaser has advised us that it intends to make a market in the New Notes, as permitted by applicable laws and regulations; however, the initial purchaser is not obligated to make a market in the New Notes, and it may discontinue its market-making activities at any time without notice. Therefore, an active market for the New Notes may not develop or, if developed, such a market may not continue. In addition, subsequent to their initial issuance, the New Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. We do not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market. The liquidity of any market for the New Notes will depend on a number of factors, including:

•	the number of holders of New Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the New Notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. We cannot assure you that the market for the New Notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the New Notes.

We may issue Additional Notes.

Under the Indenture governing the New Notes offered hereby, we may from time to time without notice to, or the consent of, the holders of the New Notes, create and issue additional notes that rank equally to the New Notes and the Existing Notes previously issued under the Indenture. The additional notes will be consolidated and form a single series with the New Notes and have the same terms as to the status, redemption or otherwise as the New Notes.

Redemption of the New Notes may adversely affect your return on a reinvestment of the proceeds.

The New Notes are redeemable at our option, and we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Any Old Notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges for the periods set forth below, earnings consist of pretax income (loss) from continuing operations (before adjustment for noncontrolling interests in consolidated subsidiaries and income (loss) from equity investees), plus fixed charges, minus capitalized interest. Fixed charges consist of interest expense and amortization of deferred financing costs plus estimated interest expense in operating leases.

			Fiscal Year Ended December 31,
	Six Months Ended June 30,
	2015	2014	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges (1)(2)	0.5x	1.3x	1.2x	2.0x	1.4x	1.9x	3.7x

(1)	The ratio of earnings to fixed charges should be read in conjunction with our financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference in this prospectus from our Form 10-K and Forms 10-Q.
(2)	The Company had deficiencies of earnings to fixed charges of approximately $6.9 million for the six months ended June 30, 2015.

CAPITALIZATION

Completion of the exchange offer will not result in any change to our capitalization.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On November 19, 2014, we privately placed $25,000,000 aggregate principal amount of Old Notes in a transaction exempt from registration under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. In the registration rights agreement, we agreed to file a registration statement with the SEC relating to the exchange offer and upon effectiveness of the exchange offer registration statement, promptly commence an exchange offer. In addition, we have agreed to keep the exchange offer open for at least twenty (20) business days after the date on which we mail or send notice of the exchange offer to holders of the Old Notes. The New Notes are being offered under this prospectus to satisfy our obligations under the registration rights agreement.

Terms of the Exchange Offer; Period for Tendering Old Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange Old Notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term “expiration date” means 5:00 p.m., New York City time, on [                    ], 2015, the twentieth (20th) business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. If extended, the term “expiration date” means the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $25,000,000 aggregate principal amount of Old Notes are outstanding. This prospectus, together with the letter of transmittal and related documentation, is first being sent on or about the date hereof, to all holders of Old Notes known to us.

We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Old Notes, by giving written notice of such extension to the holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Old Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 or larger integral multiples of $1,000.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes, upon the occurrence of any of the conditions of the exchange offer specified under “—Conditions to the Exchange Offer.” We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Old Notes

The tender to us of Old Notes by you as set forth below and our acceptance of the Old Notes will constitute a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal and related documentation. A holder need not submit a letter of transmittal if the holder tenders Old Notes in accordance with the procedures mandated by DTC’s ATOP. To tender Old Notes without submitting a letter of transmittal, the electronic instructions sent to DTC and transmitted to the exchange agent must contain your acknowledgment of receipt of and your agreement to be bound by and to make all of the representations contained in the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

Only a holder of record of Old Notes may tender Old Notes in the exchange offer. To tender in the exchange offer, a holder must either:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and deliver the letter of transmittal or facsimile, together with the certificates representing the Old Notes specified therein, to the exchange agent on or prior to the expiration date; or

•	in lieu of delivering a letter of transmittal, instruct DTC to transmit on behalf of the holder a computer-generated message to the exchange agent in which the holder of the Old Notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message (an “agent’s message”) must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, and comply with DTC’s procedures for book entry transfer described below on or prior to the expiration date.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” before expiration of the exchange offer. To receive confirmation of valid tender of Old Notes, a holder should contact the exchange agent at the telephone number listed under “—Exchange Agent.”

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of Old Notes may tender the Old Notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the Old Notes held by this holder, this tendering holder should fill in the applicable box of the letter of transmittal. The amount of Old Notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you. No letter of transmittal or Old Notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered:

•	by a holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution (as defined herein).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an “eligible institution”). If Old Notes are registered in the name of a person other than the signer of the letter of transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

We in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular Old Note not properly tendered or to not accept any particular Old Note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer as to any particular Old Note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of Old Notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering Old Notes, you represent to us that, among other things, (i) the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) neither you nor, to your knowledge, any other person receive New Notes from you is an “affiliate” (as defined under Rule 405 of the Securities Act), and (iv) if you are not a broker-dealer, neither you nor, to your knowledge, any other person receiving New Notes from you is engaging or intends to engage in a distribution of the New Notes.

If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such New Notes to be acquired pursuant to the exchange offer, you or any such other person:

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will comply with the applicable provisions of the Securities Act (including, but not limited to, delivery of a prospectus in connection with any resale of such New Notes). See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all Old Notes properly tendered and not validly withdrawn and will issue the New Notes promptly after acceptance of the Old Notes. See “—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

The holder of each Old Note accepted for exchange will receive a New Note in the amount equal to the surrendered Old Note. Holders of New Notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes. Holders of New Notes will not receive any payment in respect of accrued interest on Old Notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder or, in the case of Old Notes tendered by book entry transfer, such non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the Old Notes at DTC, unless the exchange agent has already established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “—Exchange Agent” on or prior to the expiration date.

Withdrawal Rights

You may withdraw your tender of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To be effective, the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC, or a written or facsimile notice of withdrawal at one of the addresses set forth below under “—Exchange Agent.” This notice must:

•	specify the name of the person having tendered the Old Notes to be withdrawn,

•	identify the Old Notes to be withdrawn (including the certificate number(s) of the outstanding Old Notes physically delivered) and aggregate principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name of the account at DTC,

•	be signed by the holder of those Old Notes in the same manner as the original letter of transmittal, including any signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes,

•	contain a statement that the holder is withdrawing his election to have the Old Notes exchanged, and

•	specify where certificates for Old Notes have been transmitted (if physically delivered), and the name in which such Old Notes are registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.

We will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes promptly after withdrawal, rejection of tender or termination of the exchange offer). Properly withdrawn Old Notes may be retendered by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or issue any New Notes for, any Old Notes, and may terminate or amend the exchange offer before the acceptance of the Old Notes, if:

(a) we determine that the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

(b) an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, or a material adverse development has occurred in any existing action or proceeding with respect to the Company; or

(c) we determine that we have not obtained all governmental approvals that we deem necessary for the consummation of the exchange offer.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939. In any such event, we must use commercially reasonable efforts to obtain the withdrawal of any stop order as soon as practicable.

Exchange Agent

We have appointed Wells Fargo Bank, N.A. as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

Delivery by Registered or Certified Mail: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517	In Person or by Hand Only: WELLS FARGO BANK, N.A. 12th Floor—Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN	Regular Mail or Courier: WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth and Marquette Minneapolis, MN 55479

Facsimile Transmissions: (Eligible Institutions Only)

(612) 667-6282 Attention: Bondholder Communications

To Confirm by Telephone or for Information Call: (800) 344-5128, Option 0 Attention: Bondholder Communications

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the Indenture relating to the New Notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by us.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the New Notes.

Consequences of Exchanging or Failing to Exchange Old Notes

If you do not exchange your Old Notes for New Notes in the exchange offer, your Old Notes will continue to be subject to the provisions of the Indenture relating to the notes regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes described in the legend on your certificates. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act;

•	you are not acquiring the New Notes in the exchange offer in the ordinary course of your business;

•	at the time of commencement of the exchange offer, you or anyone receiving New Notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the New Notes in violation of the Securities Act; or

•	if you are a broker-dealer that will receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities. For further information regarding resales of the New Notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution.”

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the New Notes or have any arrangement or understanding with respect to the distribution of the New Notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes. In addition, to comply with state securities laws, you may not offer or sell the New Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

Registration Rights Agreement

When the Old Notes were issued, we entered into a registration rights agreement with the initial purchaser of the Old Notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the Old Notes for the New Notes.

If:

(a) we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy, or

(b) any holder of Transfer Restricted Securities notifies us prior to the twentieth (20th) business day following consummation of the exchange offer that:

(1) it is prohibited by law or Commission policy from participating in the exchange offer,

(2) it may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not available for such resales, or

(3) it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company,

we will file with the Commission a shelf registration statement pursuant to Rule 415 under the Securities Act to cover resales of the Old Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We will use our commercially reasonable efforts to cause the applicable registration statement to be declared effective by the Commission. For purposes of the foregoing, “Transfer Restricted Securities” means each Old Note until the earliest to occur of:

(a) the date on which such Old Note is exchanged by a person other than a broker-dealer in the exchange offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act,

(b) following the exchange by a broker-dealer in the exchange offer of Old Notes for a New Note, the date on which such New Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement, or

(c) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement.

The registration rights agreement provides that:

(a) the Company will use its commercially reasonable efforts to have an exchange offer registration statement declared effective by the Commission on or prior to November 24, 2015,

(b) unless the exchange offer would not be permitted by applicable law or Commission policy, the Company will commence the exchange offer and use its commercially reasonable efforts to issue on or prior to the fifth (5th) business day after the expiration of the exchange offer, New Notes in exchange for all outstanding Old Notes tendered prior thereto in the exchange offer, and

(c) if obligated to file the shelf registration statement, the Company will file the shelf registration statement with the Commission on or prior to thirty (30) days after such filing obligation arises and use its commercially reasonable efforts to cause the shelf registration statement to be declared effective by the Commission on or prior to ninety (90) days after such filing.

If:

(a) any of such registration statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”),

(b) the Company fails to consummate the exchange offer within thirty (30) business days after the Effectiveness Target Date with respect to the exchange offer registration statement, or

(c) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement,

(each such event referred to in clauses (a) through (c) above a “Registration Default”), then the Company will pay liquidated damages to each holder of outstanding Old Notes (“liquidated damages”). Liquidated damages will accrue, at an annual rate of 0.25% of the aggregate principal amount of the outstanding Old Notes on the date of such Registration Default (which rate will be increased by an additional 0.25% per annum for each subsequent ninety (90) day period that such liquidated damages continue to accrue, up to a maximum of 1.00% per annum), payable in cash semi-annually in arrears on each interest payment date, commencing on the date of such Registration Default. All accrued liquidated damages will be paid by the

Company on each interest payment date to the outstanding global note holder of record for such interest payment date by wire transfer of immediately available funds and to holders of outstanding certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

Holders of outstanding Old Notes will be required to make certain representations to the Company (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Old Notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above.

The registration rights agreement provides that the liquidated damages specified above will be the exclusive remedy available to holders of Transfer Restricted Securities for any failure by the Company to comply with the registration requirements of the registration rights agreement.

The foregoing description is a summary of material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the Old Notes. A copy of the registration rights agreement has been filed as Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on November 24, 2014 and is available from us upon request (see “Where You Can Find More Information”).

DESCRIPTION OF THE NEW NOTES

The Old Notes were, and the New Notes will be, issued as Additional Notes (as defined in the Indenture) under the Indenture dated as of January 28, 2011, as supplemented. Therefore, as used in this description, the terms “Issue Date” and “date of the Indenture” refer to January 28, 2011, the date on which the Existing Notes were issued. The New Notes offered hereby will be consolidated and form a single series with outstanding notes under the Indenture and will have the same CUSIP number as the outstanding notes. Notes currently outstanding under the Indenture include the Existing Notes. The Existing Notes, the Old Notes, the New Notes and any other Additional Notes are herein collectively referred to as the “notes” under the Indenture.

The New Notes will have the same terms as to status, redemption, collateral or otherwise (other than issue date, issue price and first interest payment date) as the Existing Notes, and such terms will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act.” The Indenture is unlimited in aggregate principal amount, although the New Notes offered hereby will be limited to $25.0 million. We may issue an unlimited principal amount of Additional Notes having identical terms and conditions as the notes. We will only be permitted to issue Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the notes that we are currently offering and will vote on all matters with the holders of the notes.

The following description is a summary of the provisions of the notes and the Indenture that we consider to be material. It does not restate the Indenture in its entirety. We urge you to read the Indenture, as supplemented, because it, and not this description, defines your rights as a holder of the notes. The original Indenture, dated January 28, 2011, by and among the Company, certain subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee was filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Commission on January 28, 2011. The first Supplemental Indenture, dated May 6, 2011, was filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the Commission on May 9, 2011. The Second Supplemental Indenture, dated January 15, 2013, was filed as Exhibit 4.3 to our Annual Report on Form 10-K filed with the Commission on March 29, 2013. The Third Supplemental Indenture, dated November 19, 2014, was filed as Exhibit 4.4 to our Current Report on Form 8-K filed with the Commission on November 24, 2014. See “Where You Can Find More Information.” Copies of the Indenture, as supplemented, are available upon written request to Great Lakes.

The registered holder of a note will be treated as its owner for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

You can find the definitions of certain terms used in this description under “—Certain Definitions.” In this description, the words “we” and “Great Lakes” refer only to Great Lakes Dredge & Dock Corporation and not to any of its Subsidiaries. Any reference to “notes” or a “class” of notes in this description refers to the notes as a single class.

The New Notes

The New Notes will be:

•	general senior unsecured obligations of Great Lakes;

•	senior in right of payment to all future subordinated obligations of Great Lakes;

•	pari passu in right of payment with all existing (including the Existing Notes) and future senior unsecured obligations of Great Lakes;

•	effectively subordinated to all Secured Indebtedness of Great Lakes (including the 2012 Credit Agreement, the Term Loan Facility and the Bonding Agreements) to the extent of the value of the assets securing such Indebtedness;

•	fully and unconditionally guaranteed by all of the Guarantors; and

•	subject to registration with the Commission pursuant to the Registration Rights Agreement.

The Guarantees

Each Guarantee of the New Notes will be:

•	a general senior unsecured obligation of each Guarantor;

•	senior in right of payment to all future subordinated obligations of such Guarantor;

•	pari passu in right of payment with all existing (including the Existing Notes) and future senior unsecured obligations of such Guarantor; and

•	effectively subordinated to all Secured Indebtedness of such Guarantor (including the 2012 Credit Agreement, the Term Loan Facility and the Bonding Agreements) to the extent of the value of the assets securing such Indebtedness.

The operations of Great Lakes are conducted primarily through its Subsidiaries and, therefore, Great Lakes will be dependent upon the cash flow of these Subsidiaries to meet its obligations, including its obligations under the notes. Other than the Excluded Subsidiaries, all of the existing domestic Wholly Owned Restricted Subsidiaries of Great Lakes are, and all future domestic Wholly Owned Restricted Subsidiaries of Great Lakes are expected to be, Guarantors. Further claims of creditors of Subsidiaries that are not Guarantors will generally have priority with respect to the assets and earnings of these Subsidiaries over your claims.

As of the issue date of the New Notes, all of Great Lakes’ Subsidiaries are expected to be Restricted Subsidiaries. However, under specified circumstances, Great Lakes will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. Unrestricted Subsidiaries will not Guarantee the notes. In addition, in the event of bankruptcy, liquidation or reorganization of any of Great Lakes’ Subsidiaries that are not Guarantors, such subsidiaries will pay their trade creditors before they will be able to distribute any of their assets to Great Lakes.

Principal, Maturity and Interest

Great Lakes previously issued $250.0 million aggregate principal amount of Existing Notes in the initial offering. The New Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Interest on the notes accrues at the rate of 7.375% per annum and is payable semi-annually in arrears on February 1 and August 1 of each year to holders of record on the immediately preceding January 15 and July 15. Interest on the New Notes will accrue from August 1, 2015, the most recent date to which interest has been paid. The notes will mature on February 1, 2019. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees

Great Lakes’ payment obligations under the notes are fully and unconditionally guaranteed on a joint and several basis by the Guarantors. The Guarantee of each Guarantor is a general senior unsecured obligation of such Guarantor. The obligations of each Guarantor under its Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, “Risk Factors—Risks relating to the New Notes.”

Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor and a right of reimbursement from Great Lakes.

A Guarantor shall be released from all of its obligations under its Guarantee if all or substantially all of its assets are sold or all of its capital stock is sold, in each case in a transaction as described under “Repurchase at the Option of Holders—Asset Sales,” or the Guarantor merges with or into or consolidates with, or transfers all or substantially all of its assets to, Great Lakes or another Guarantor in a transaction in compliance with “—Limitation on Mergers, Consolidations or Sales of Assets.” In addition, the Indenture will provide that, in the event Great Lakes properly designates a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the Indenture, then the Restricted Subsidiary shall, in accordance with the Indenture, be released from its obligations under its Guarantee upon the effectiveness of the designation.

Optional Redemption

At any time, at our option, we may redeem the notes, in whole or in part upon not less than thirty (30) nor more than sixty (60) days’ notice, in cash at the following redemption prices (expressed as a percentage of principal amount) if redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Percentage
2015	103.688%
2016	101.844%
2017 and thereafter	100.000%

In addition, we must pay all accrued and unpaid interest, and Additional Interest, if any, on the notes redeemed.

Notwithstanding the preceding, Great Lakes may, from time to time, acquire the notes in the open market or by undertaking a tender offer for the notes at any time, subject to the terms of the Indenture and applicable securities laws.

Selection and Notice

In the event we choose to redeem less than all of the notes at any time, selection of notes for redemption or repurchase will be made by the trustee, subject to applicable DTC procedures, (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, (2) on a pro rata basis, by lot or (3) by an alternative method as the trustee shall deem fair and appropriate. Notices of redemption shall be mailed by first class mail at least thirty (30) but not more than sixty (60) days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to the note shall state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. No notes of $2,000 principal amount or less shall be redeemed in part. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest and Additional Interest cease to accrue on notes or portions of them called for redemption or repurchase, unless we fail to redeem any such note.

Mandatory Redemption

Except as set forth below under “—Repurchase at the Option of Holders,” Great Lakes is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each holder of the notes will have the right to require Great Lakes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of the holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the “Change of Control Payment”). Within thirty (30) days following any Change of Control, Great Lakes will mail a notice to each holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice, which date shall be no earlier than thirty (30) days and no later than sixty (60) days from the date the notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in the notice. Great Lakes will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations directly conflict with the provisions of the Indenture relating to the Change of Control Offer, Great Lakes will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue of this compliance.

On the Change of Control Payment Date, Great Lakes will, to the extent lawful,

(1) accept for payment all notes or portions of the notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent (as defined in the Indenture) an amount equal to the Change of Control Payment in respect of all notes or portions of the notes so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of the notes being purchased by Great Lakes.

The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Great Lakes will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that Great Lakes repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. The Credit Agreement provides that change of control events with respect to Great Lakes would constitute a default thereunder. Any future credit agreements or other agreements relating to senior Indebtedness to which Great Lakes becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Great Lakes is prohibited under the terms of the Credit Agreement, Term Loan Facility, Bonding Agreements or other Indebtedness from purchasing notes, Great Lakes could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain the prohibition. If Great Lakes does not obtain the required consent or repay the borrowings, Great Lakes will remain prohibited from purchasing notes. In that case, Great Lakes’ failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would, in turn, constitute an additional default under the Credit Agreement or other future senior Indebtedness, including the Term Loan Facility and Bonding Agreements. Finally, Great Lakes’ ability to pay cash to the holders of notes upon a repurchase may be limited by Great Lakes’ then existing financial resources.

Great Lakes will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Great Lakes and purchases all notes validly tendered and not withdrawn under its Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described herein under the caption “—Optional Redemption,” unless and until there has been a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Asset Sales

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Great Lakes (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration therefor received by Great Lakes or the Restricted Subsidiary is in the form of Qualified Proceeds.

For the purposes of clause (2) above and no other provision, each of the following shall be deemed cash:

•	any liabilities (as shown on Great Lakes’ or the Restricted Subsidiary’s most recent balance sheet), of Great Lakes or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee of the notes) that are assumed by the transferee of any assets pursuant to a customary novation agreement or by operation of law that releases Great Lakes or the Restricted Subsidiary from further liability therefor;

•	any securities, notes or other obligations received by Great Lakes or the Restricted Subsidiary from a transferee that are converted by Great Lakes or the Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the Asset Sale; and

•	any Designated Non-cash Consideration received by Great Lakes or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause then outstanding, not to exceed the greater of (x) $50.0 million and (y) 8% of Total Tangible Assets at the time of receipt of such Designated Non-cash Consideration with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Great Lakes or any Restricted Subsidiary may apply the Net Proceeds, at its option:

(1) to repay or otherwise retire amounts owing under the Credit Agreement in accordance with the Credit Agreement and to correspondingly reduce commitments with respect thereto;

(2) to repay or otherwise retire amounts owing under other Secured Indebtedness (other than subordinated obligations), which Secured Indebtedness is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto; and/or

(3) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, to making a capital expenditure for the construction, repair, improvement or acquisition of assets that are used or useful in a Permitted Business or commitment to do any of the foregoing provided that this commitment or its reasonable replacement is consummated substantially in accordance with its terms; or

(4) for a combination of uses described in clauses (1), (2) and (3).

Pending the final application of any Net Proceeds, Great Lakes and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the immediately preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, Great Lakes will be required to make an offer to all holders of notes (an “Asset Sale Offer”) to purchase the maximum principal amount of notes and, if Great Lakes is required to do so under the terms of any other Indebtedness that is pari passu with the notes, such other Indebtedness on a pro rata basis with the notes, that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of repurchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Great Lakes may use the Excess Proceeds for any general corporate purpose. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, subject to DTC procedures, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

The Indenture contains, among others, the following covenants.

Limitation on Restricted Payments

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly make any Restricted Payment, unless:

(1) at the time of and after giving effect to the Restricted Payment, no Default or Event of Default shall have occurred and is continuing or would occur as a consequence of the Restricted Payment;

(2) Great Lakes would, at the time of the Restricted Payment and after giving it pro forma effect as if the Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; and

(3) the Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Great Lakes and its Restricted Subsidiaries after December 22, 2003 (excluding Restricted Payments permitted by clauses (2), (3), (4), (7), (8), (10), (11), (12), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of Great Lakes for the period (taken as one accounting period) from the first day of the fiscal quarter of Great Lakes commencing on October 1, 2003 to the end of Great Lakes’ most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (or, if Consolidated Net Income for the period is a deficit, less 100% of the deficit), plus

(B) 100% of the aggregate Fair Market Value of Qualified Proceeds received by Great Lakes since December 22, 2003 as a contribution to its equity capital or from the issue or sale of Equity Interests of Great Lakes (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of Great Lakes that have been converted into Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of Great Lakes), plus

(C) to the extent that any Restricted Investment that was made after December 22, 2003 is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital received with respect to the Restricted Investment (less the cost of disposition, if any), plus

(D) 50% of any dividends received by Great Lakes or a Wholly Owned Restricted Subsidiary after December 22, 2003 from an Unrestricted Subsidiary of Great Lakes, to the extent that the dividends were not otherwise included in Consolidated Net Income of Great Lakes for the period, plus

(E) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, or upon a merger or consolidation of any Unrestricted Subsidiary into Great Lakes or any of its Restricted Subsidiaries, in each case after December 22, 2003, the lesser of (A) the Fair Market Value of Great Lakes’ Investment in the Subsidiary as of the date of the redesignation or merger or consolidation and (B) the Fair Market Value as of the date on which the Subsidiary was originally designated as an Unrestricted Subsidiary.

The provisions of this covenant will not prohibit:

(1) the payment of any dividend or other distribution within sixty (60) days after the date of declaration, if at said date of declaration payment would have complied with the provisions of the Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within thirty (30) days of the making of such Restricted Payment (other than to a Subsidiary of Great Lakes) of, other Equity Interests of Great Lakes (other than any Disqualified Stock) or the net cash proceeds of a common equity capital contribution to Great Lakes; provided that the amount of any net cash proceeds that are utilized for any Restricted Payment pursuant to this clause (2) shall be excluded from clause (3)(B) of the preceding paragraph;

(3) (A) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; and

(B) the purchase, redemption or other acquisition for value of any Disqualified Stock with the net cash proceeds from the sale of other Equity Interests of Great Lakes or an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend or making of any distribution by a Subsidiary of Great Lakes to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default or Event of Default shall have occurred and is continuing or would occur as a result of the making of such Restricted Payment, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Great Lakes or any direct or indirect parent of Great Lakes held by any present, future or former member of Great Lakes’ (or any of their Subsidiaries’) Board of Directors or any present, future or former officer, employee or director of Great Lakes, any of its Restricted Subsidiaries or any direct or indirect parent of Great Lakes pursuant to any equity subscription agreement, stockholder agreement, stock option agreement, employment agreement or other similar agreements or employee benefit plan; provided that

(A) the aggregate price paid for all the repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (B)) of $6.0 million), plus

(B) in the case of a repurchase, redemption or other acquisition or retirement of Equity Interests of Great Lakes or of any direct or indirect parent of Great Lakes, the aggregate cash proceeds received by Great Lakes, or its direct or indirect parent to the extent such cash proceeds are contributed to the common equity capital of Great Lakes, during that calendar year from any reissuance of Equity Interests by Great Lakes or any direct or indirect parent of Great Lakes to employees, officers and directors of Great Lakes and its Restricted Subsidiaries plus the cash proceeds of any “key man” life insurance policy received by Great Lakes, and any cash proceeds paid to Great Lakes in connection with the issuance or exercise of, any management or employee Equity Interests so acquired;

(6) so long as no Default or Event of Default has occurred and is continuing or would occur as a result of the making of such Restricted Payment, the declaration and payment of regularly scheduled dividends to holders of any class or series of Disqualified Stock of Great Lakes, or any class or series of Disqualified Stock or preferred stock of any Restricted Subsidiary that was issued after December 22, 2003 (other than to Great Lakes or another Wholly Owned Restricted Subsidiary of Great Lakes) in compliance with the covenant described below under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(7) repurchase of Equity Interests deemed to occur upon exercise of stock options and warrants if those Equity Interests represent a portion of the exercise price of the options or warrants;

(8) loans to employees of Great Lakes or any Restricted Subsidiary in the ordinary course of business not to exceed $2.0 million at any one time outstanding;

(9) so long as no Default or Event of Default shall have occurred and is continuing or would occur as a result of the making of such Restricted Payment, Restricted Payments not to exceed $35.0 million since December 22, 2003;

(10) any payments made by Great Lakes or a Restricted Subsidiary for the purposes described in the offering memorandum for the Existing Notes under the caption “Use of Proceeds”;

(11) payments, advances, loans or expense reimbursements made to any direct or indirect parent corporation of Great Lakes to permit the payment by such entity of reasonable general operating expenses, accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of its business in an amount not to exceed $1.0 million per annum;

(12) (A) for so long as Great Lakes is a member of a group filing a consolidated or combined tax return with a parent corporation, payments to the parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Great Lakes and its Subsidiaries (“Tax Payments”); provided, that the Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Great Lakes would owe if Great Lakes were filing (and had always filed) a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Great Lakes and such Subsidiaries from other taxable years and (ii) the proportionate share of Great Lakes and its Subsidiaries of the net amount of the relevant tax that the parent actually owes to the appropriate taxing authority or (B) in the event that and for so long as Great Lakes is organized as a limited liability company or partnership, the payment of Permitted Tax Distributions;

(13) the repurchase, redemption or other acquisition or retirement for value of Indebtedness that is subordinated to the notes with Excess Proceeds to the extent such Excess Proceeds are permitted to be used for general corporate purposes under the covenant entitled “—Repurchase at the Option of Holders—Asset Sales”;

(14) the repurchase, redemption or other acquisition for value of Capital Stock of Great Lakes or any direct or indirect parent of Great Lakes representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving Great Lakes or any direct or indirect parent of Great Lakes;

(15) Investments that are made with Excluded Contributions;

(16) so long as no Default or Event of Default shall have occurred and is continuing or would occur as the result of making such Restricted Payment, upon the occurrence of a Change of Control and within sixty (60) days after completion of the offer to repurchase notes pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control” (including the purchase of all notes tendered), any purchase or redemption of Indebtedness of Great Lakes subordinated to the notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount (or accreted amount, in the case of any debt issued at a discount from its principal amount at maturity) thereof, plus accrued and unpaid interest, if any; and

(17) so long as no Default or Event of Default has occurred and is continuing or would occur as the result of the making of such Restricted Payment, the declaration and payment of dividends to holders of any class or series of preferred stock of Great Lakes if Great Lakes would have been entitled to incur or assume Indebtedness under the covenant described below under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” in an aggregate principal amount equal to the aggregate liquidation value of the preferred stock at the time of issuance of such preferred stock (provided that the cash proceeds from the issuance of such preferred stock shall be excluded from clause (3)(B) of the preceding paragraph).

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making this determination, all outstanding Investments by Great Lakes and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of the designation and shall either reduce the amount available for Restricted Payments under the first paragraph of this covenant or reduce the amount available for future Investments under one or more clauses of the definition of “Permitted Investments,” as Great Lakes determines in its sole discretion. All outstanding Investments will be deemed to constitute Investments in an amount equal to the Fair Market Value of the Investments at the time of the designation. Such designation will only be permitted if a Restricted Payment in that amount would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

For purposes of determining compliance with this covenant, in the event that Restricted Payment meets the criteria of more than one of the exceptions described in (1) through (17) above or is entitled to be made pursuant to the first paragraph of this covenant, Great Lakes shall, in its sole discretion, classify the Restricted Payment in any manner that complies with the covenant. The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Great Lakes or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any non-cash Restricted Payment or return of capital on any Restricted Subsidiary shall be determined by the Board of Directors whose resolution regarding the Fair Market Value shall be delivered to the trustee, the determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $20.0 million. Not later than the thirty (30) days after the date of making any Restricted Payment, Great Lakes shall deliver to the trustee an Officers’ Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and Great Lakes will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Great Lakes may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and Great Lakes’ Restricted Subsidiaries may incur Indebtedness or issue shares of preferred stock if the Fixed Charge Coverage Ratio for Great Lakes’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the additional Indebtedness is incurred or the Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period; provided that the maximum principal amount of Indebtedness (including Acquired Debt), Disqualified Stock and preferred stock that may be incurred or issued, as applicable, pursuant to this paragraph by Restricted Subsidiaries that are not Guarantors shall not exceed $50.0 million.

The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Great Lakes or any Restricted Subsidiary of Indebtedness and reimbursement obligations under letters of credit under the Credit Facilities (including any guarantee of the Indebtedness by any Restricted Subsidiary); provided that the aggregate principal amount of all Indebtedness outstanding under all Credit Facilities after giving effect to the incurrence does not exceed an amount equal to $250.0 million (with letters of credit being deemed to have a principal amount equal to the maximum face amount thereunder) plus (in the case of any refinancing) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the refinancing, less the aggregate amount of all Net Proceeds of Asset Sales applied by Great Lakes or any Restricted Subsidiary to repay any term Indebtedness under Credit Facilities pursuant to the covenant “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by Great Lakes and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Great Lakes and the Guarantors of Indebtedness evidenced by the notes and related Guarantees issued in the initial offering of the Existing Notes, and any Exchange Notes and related Guarantees issued in respect of notes outstanding under the Indenture;

(4) the incurrence by Great Lakes or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage or construction financings or purchase money obligations or similar financings or refinancings thereof, in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of design, installation, construction, repair or improvement of property (real or personal), plant or equipment used in the business of Great Lakes or any Restricted Subsidiary (whether through the direct acquisition, construction, repair or improvement of such assets or the acquisition of Equity Interests of any Person acquiring, constructing, repairing, improving or otherwise owning such assets), in an aggregate principal amount (which amount may, but need not, be incurred in whole or in part after the Issue Date under the Credit Facilities) not to exceed the greater of: (A) $75.0 million or (B) 12.5% of Total Tangible Assets (measured at the time of each incurrence of any such Indebtedness), in either case outstanding at any time;

(5) the incurrence by Great Lakes or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that would have been permitted by the Indenture to be incurred under the first paragraph hereof or clauses (2), (3), (5) and (14) of this paragraph;

(6) the incurrence by Great Lakes or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Great Lakes and any of its Restricted Subsidiaries; provided, however, that (A) if Great Lakes is the obligor on this Indebtedness, the Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, (B) if any Guarantor is the obligor on this Indebtedness to a Restricted Subsidiary that is not a Guarantor, the Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor and (C) (i) any subsequent issuance or transfer of Equity Interests that results in any Indebtedness being held by a Person other than Great Lakes or a Restricted Subsidiary and (ii) any sale or other transfer of any Indebtedness to a Person that is not either Great Lakes or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of Indebtedness by Great Lakes or the Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by Great Lakes or any of its Restricted Subsidiaries of Hedging Obligations (other than for speculative purposes);

(8) the incurrence by Great Lakes or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by other clauses of this paragraph) in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (8), not to exceed $50.0 million;

(9) the guarantee by Great Lakes or any Restricted Subsidiary of Indebtedness of Great Lakes or a Restricted Subsidiary, which Indebtedness was permitted to be incurred by another provision of this covenant; provided that in the case of a guarantee by any Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary complies with the covenant described below under “—Limitation on Issuance of Guarantees of Indebtedness”;

(10) Indebtedness of Great Lakes or a Restricted Subsidiary owed to (including obligations in respect of letters of credit for the benefit of) any Person in connection with worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to Great Lakes or the Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

(11) the incurrence of Permitted Bonding Obligations;

(12) the incurrence of Indebtedness arising from agreements of Great Lakes or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that with respect to any such disposition, the maximum aggregate liability of this Indebtedness shall at no time exceed the gross proceeds actually received by Great Lakes and its Restricted Subsidiaries in connection with any such disposition;

(13) the issuance by any of Great Lakes’ Restricted Subsidiaries to Great Lakes or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

•	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Great Lakes or a Restricted Subsidiary of Great Lakes; and

•	any sale or other transfer of any such preferred stock to a Person that is not either Great Lakes or a Restricted Subsidiary of Great Lakes;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (13);

(14) the incurrence by Great Lakes or any of its Restricted Subsidiaries of Indebtedness (in addition to Indebtedness permitted by other clauses of this paragraph) to finance the repurchase of the Designated Vessels, which are utilized at the time of incurrence by Great Lakes or a Restricted Subsidiary under operating leases, in each case on terms not materially less favorable on the whole than those set forth in the repurchase provisions contained in such operating leases as in effect as of the Issue Date;

(15) the guarantee by Great Lakes or a Restricted Subsidiary of Indebtedness of any entity which is not wholly owned by Great Lakes or any of its Restricted Subsidiaries; provided that the maximum liability of Great Lakes or a Restricted Subsidiary thereunder does not exceed $15.0 million at any time; and

(16) Indebtedness incurred as a result of the accounting for an extension of the term of any lease existing on the Issue Date as a capital lease under GAAP as a result of such extension.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Great Lakes shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) that item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, that in each case, that the amount is included in Fixed Charges of Great Lakes as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Great Lakes or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness supported by a letter of credit issued under a Credit Facility in accordance with clause (1) above shall not be deemed a separate incurrence of Indebtedness for purposes of this covenant, but only to the extent of the stated amount of such letter of credit.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted valued of the Indebtedness in the case of any Indebtedness issued with original issue discount;

(2) the maximum fixed redemption liability with respect to any Disqualified Stock or preferred stock of a Restricted Subsidiary;

(3) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

•	the Fair Market Value of such asset at the date of determination, and

•	the amount of the Indebtedness of the other Person.

Limitation on Liens

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, including any income or profits therefrom, except

•	Permitted Liens;

•	in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the notes or a Guarantee, the notes or such Guarantee, as the case may be, are secured by a Lien on property, assets or proceeds that is senior in priority to the Liens (with the same relative priority as the subordinate or junior Indebtedness shall have with respect to the notes and the Guarantees); and

•	in the case of Liens securing Indebtedness that is pari passu with the notes or a Guarantee, then the notes or such Guarantee, as the case may be, are secured by the Lien on an equal and ratable basis.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to Great Lakes or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other liabilities owed to Great Lakes or any of its Restricted Subsidiaries;

(2) make loans or advances to Great Lakes or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Great Lakes or any of its Restricted Subsidiaries.

The first paragraph of this covenant will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness as in effect on the Issue Date;

(2) the Credit Agreement and Permitted Bonding Obligations as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, provided that any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to dividend and other payment restrictions than those contained in the Credit Agreement or in agreements with respect to Permitted Bonding Obligations, as applicable, as in effect on the Issue Date;

(3) the Indenture, the notes (including the Exchange Notes) and the Guarantees (including the Guarantees of the Exchange Notes);

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Capital Stock of a Person acquired by Great Lakes or any of its Restricted Subsidiaries as in effect at the time of acquisition (except to the extent the Indebtedness was incurred in connection with or in contemplation of the acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, the Indebtedness was permitted by the terms of the Indenture to be incurred;

(6) customary non-assignment provisions in leases, licenses, charters or other similar agreements entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(8) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “—Limitation on Liens” that limits the right of the debtor to dispose of the assets (including any insurance, leases and charters relating to such assets, and any proceeds thereof) securing the Indebtedness;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) mortgage, construction, purchase money or similar financings that impose restrictions on the transfer of the property acquired, constructed repaired or improved;

(14) encumbrances or restrictions imposed by amendments to the contracts, agreements or obligations referred to in the foregoing clauses (1), (3), (5), (6), (7), (8), (10), (11), (12) and (13), provided that the amendments are not materially more restrictive than the agreement so amended;

(15) any other agreement, instrument or document relating to Indebtedness hereafter in effect, provided that the terms and conditions of such encumbrances or restrictions are not materially more restrictive taken as a whole than those encumbrances or restrictions imposed in connection with the Credit Agreement as in effect on the Issue Date (which may result in encumbrances or restrictions upon a Restricted Subsidiary so long as such encumbrances or restrictions are not materially more restrictive taken as a whole than the comparable restriction that is applicable to Great Lakes); or

(16) encumbrances or restrictions contained in any Indebtedness incurred by a Foreign Subsidiary that apply only to such Foreign Subsidiary.

Limitation on Mergers, Consolidations or Sales of Assets

Great Lakes will not consolidate or merge with or into (whether or not Great Lakes is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless:

(1) Great Lakes is the surviving corporation or the entity or the Person formed by or surviving the consolidation or merger (if other than Great Lakes) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any individual state or the District of Columbia; provided, however, that if such Person is a limited liability company or partnership, a corporate Wholly-Owned Restricted Subsidiary of such Person becomes a co-issuer of the notes in connection therewith;

(2) the entity or Person formed by or surviving any consolidation or merger (if other than Great Lakes) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the then existing obligations of Great Lakes under the Registration Rights Agreement, the notes and the Indenture pursuant to a supplemental Indenture in the form contemplated by the Indenture and otherwise reasonably satisfactory to the trustee;

(3) immediately after the transaction no Default or Event of Default exists; and

(4) except in the case of a merger or consolidation of Great Lakes with or into a Wholly Owned Subsidiary of Great Lakes, Great Lakes or the Person formed by or surviving the consolidation or merger (if other than Great Lakes), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable four-quarter period, (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” or (B) have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage Ratio of Great Lakes without giving effect to the transaction.

Great Lakes will not, directly or indirectly, lease all or substantially all of its properties or assets to any Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance or other disposition of assets (including by way of merger or consolidation) between or among Great Lakes and any of its Wholly Owned Restricted Subsidiaries that are Guarantors.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition by Great Lakes (other than by lease) of all or substantially all of the properties and assets of Great Lakes, in accordance with this covenant, the successor Person formed by such consolidation or into which Great Lakes is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Great Lakes under the Indenture and the notes. In the event of any such transfer (other than a transfer of less than all of the properties and assets of Great Lakes), Great Lakes shall be released and discharged from all liabilities and obligations in respect of the notes and the Indenture, and Great Lakes may be dissolved, wound up or liquidated at any time thereafter.

Limitation on Transactions with Affiliates

Great Lakes will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, each, an “Affiliate Transaction,” unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Great Lakes or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Great Lakes or the Restricted Subsidiary with an unrelated Person, and

(2) Great Lakes delivers to the trustee:

•	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors of Great Lakes set forth in an Officers’ Certificate certifying that the Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the members of the Board of Directors of Great Lakes (and, if there are disinterested directors, a majority thereof) and

•	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to Great Lakes or such Restricted Subsidiary of the Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the preceding provisions of this covenant, the following items shall not be deemed to be Affiliate Transactions:

(1) any employment agreement, compensation, employee benefit arrangements and incentive arrangements or indemnification agreement or arrangement with any officer, director, member or employee entered into by Great Lakes or any of its Restricted Subsidiaries in the ordinary course of business of Great Lakes or the Restricted Subsidiary;

(2) transactions between or among Great Lakes and/or its Restricted Subsidiaries;

(3) payment of reasonable directors’ fees and customary indemnification agreements with directors and officers of Great Lakes and its Restricted Subsidiaries or any direct or indirect parent of Great Lakes;

(4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments”;

(5) loans and advances to officers, directors and employees of Great Lakes or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business;

(6) transactions with a Person (other than an Unrestricted Subsidiary of Great Lakes) that is an Affiliate of Great Lakes solely because Great Lakes owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(7) the issuance of Equity Interests (other than Disqualified Stock) of Great Lakes to any direct or indirect parent of Great Lakes;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party or on terms that are approved by the Board of Directors of Great Lakes, including a majority of the disinterested directors, if any;

(9) transactions pursuant to any contract or agreement described under the caption “Certain Relationships and Related Person Transactions—Agreements with Related Persons” in Great Lakes’ Proxy Statement on Form DEF 14A as filed with the Commission on April 6, 2010, as in effect on the Issue Date, in each case as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are no less favorable to Great Lakes and its Restricted Subsidiaries than those in effect on the Issue Date; and

(10) any payments or other transactions pursuant to any tax-sharing agreement between Great Lakes and any other Person with which Great Lakes files a consolidated tax return or with which Great Lakes is part of a consolidated group for tax purposes.

Limitation on Business Activities

Great Lakes will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to the extent as would not be material to Great Lakes and its Restricted Subsidiaries taken as a whole.

Limitation on Payments for Consent

Neither Great Lakes nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless the consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

Limitations on Issuances of Guarantees of Indebtedness

Great Lakes will cause any Restricted Subsidiary (other than an Excluded Subsidiary), whether currently existing, or subsequently acquired or created, that guarantees Great Lakes’ Obligations or the Obligations of any other Restricted Subsidiary under the Credit Agreement to fully and unconditionally guarantee all of Great Lakes’ or such Restricted Subsidiary’s Obligations under the notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture until released in accordance with the terms of the Indenture. Any such Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged as described above under “—Limitation on Guarantees.”

Reports

Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, Great Lakes will file with the Commission (unless the Commission will not accept such filing) and furnish to the trustee and the holders of notes:

(1) all quarterly and annual financial and other information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Great Lakes was required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Great Lakes and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes, the financial condition and results of operations of Great Lakes and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Great Lakes) and, with respect to the annual information only, a report thereon by Great Lakes’ certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Great Lakes were required to file these reports, in each case within the time periods specified in the Commission’s rules and regulations;

provided, however, that Great Lakes will not be required to furnish such information to the trustee or the registered holders of the notes to the extent such information is electronically filed with the Commission and is electronically available to the public free of cost.

In addition, (1) at all times the Commission does not accept the filings provided for in the preceding sentence or (2) the filings provided for in the preceding sentence do not contain the information required to be delivered upon request pursuant to Rule 144A(d)(4) under the Securities Act, then, in each case, Great Lakes has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

The Indenture will provide that each of the following constitutes an “Event of Default”:

(1) default for thirty (30) days in the payment when due of interest on, or Additional Interest with respect to, the notes;

(2) default in payment when due of the principal of or premium, if any, on the notes;

(3) failure by Great Lakes or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control”;

(4) failure by Great Lakes or any of its Restricted Subsidiaries for sixty (60) days after notice by the trustee or by the holders of at least 25% in principal amount of notes then outstanding to comply with any of its other agreements in the Indenture or the notes;

(5) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Great Lakes or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Great Lakes or any of its Restricted Subsidiaries) whether the Indebtedness or guarantee now exists, or is created after the Issue Date, which default

•	is caused by a failure to pay principal on such Indebtedness at final stated maturity prior to the expiration of the grace period provided in the Indebtedness on the date of the default (a “Payment Default”) or

•	results in the acceleration of the Indebtedness prior to its stated maturity and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (after giving effect to any applicable grace period), aggregates $20.0 million or more;

(6) failure by Great Lakes or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amount with respect to which a reputable insurance company with assets over $100.0 million has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of sixty (60) days after their entry;

(7) certain events of bankruptcy or insolvency with respect to Great Lakes or any of its Significant Subsidiaries; and

(8) except as permitted by the Indenture, any Guarantee of any Significant Subsidiary (or group of Guarantors that, collectively, would be a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary (or group of Guarantors that, collectively, would be a Significant Subsidiary), or any Person acting on behalf of any Guarantor that is a Significant Subsidiary (or group of Guarantors that, collectively, would be a Significant Subsidiary), shall deny or disaffirm its obligations under its Guarantee.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Great Lakes, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of a majority in principal amount of notes. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

In the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) of the first paragraph of this section (excluding any resulting payment default under the Indenture or the notes), the declaration of acceleration of the notes shall be automatically annulled if the holders of all Indebtedness described in such clause (5) have rescinded the declaration of acceleration in respect of such Indebtedness within twenty (20) days of the date of such declaration, and if the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction, and all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, premium or Additional Interest, if any, on the notes. The holders of a majority in principal amount of the outstanding notes by written notice to Great Lakes and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, or Additional Interest if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived; and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

A holder may not institute any proceeding, judicial or otherwise, with respect to the Indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture or the notes, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default;

(2) holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the Indenture;

(3) holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4) the trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) during such sixty (60) day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturity thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

Great Lakes is required to deliver to the trustee annually a statement regarding compliance with the Indenture, and Great Lakes is required upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying the Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Great Lakes shall have any liability for any obligations of Great Lakes under the notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that this type of waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Great Lakes may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) Great Lakes’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Great Lakes’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Great Lakes may, at its option and at any time, elect to have the obligations of Great Lakes and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Great Lakes must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, expressed in a written certification thereof delivered to the trustee, to pay the principal of, and interest and premium and Additional Interest, if any, on, the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Great Lakes must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Great Lakes has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Great Lakes has received from the Internal Revenue Service a ruling directed to it or (b) since the Issue Date, there has been a change in the applicable federal income tax law (including by reason of a published ruling from the Internal Revenue Service), in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Great Lakes has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Great Lakes or any of its Subsidiaries is a party or by which Great Lakes or any of its Subsidiaries is bound;

(6) Great Lakes must deliver to the trustee an officers’ certificate stating that the deposit was not made by Great Lakes with the intent of preferring the holders of notes over the other creditors of Great Lakes with the intent of defeating, hindering, delaying or defrauding creditors of Great Lakes or others; and

(7) Great Lakes must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Guarantees or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or compliance with any provision of the Indenture, the notes or the Guarantees may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium or Additional Interest, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from the acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Guarantee or the Indenture, except in accordance with the terms of the Indenture;

(9) expressly subordinate in right of payment the notes or any Guarantee to any other Indebtedness of Great Lakes or any Guarantor; or

(10) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any holder of notes, the Guarantors, Great Lakes and the trustee may amend or supplement the Indenture, the Guarantees or the notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of Great Lakes’ or a Guarantor’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Great Lakes’ assets that is permitted by the Indenture;

(4) to provide for the issuance of additional notes in accordance with the provisions set forth in the Indenture on the Issue Date;

(5) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any holder;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to allow any Guarantor to guarantee the notes; or

(8) to conform any provision of the Indenture to the “Description of Notes” contained in the offering memorandum for the Existing Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Great Lakes, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and Great Lakes has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Great Lakes or any Guarantor is a party or by which Great Lakes or any Guarantor is bound;

(3) Great Lakes has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Great Lakes has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Great Lakes must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The Indenture contains limitations set forth in the Trust Indenture Act on the rights of the trustee, should it become a creditor of Great Lakes, to obtain payment of claims in certain cases, or to realize on property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest as defined by the Trust Indenture Act it must eliminate the conflict within ninety (90) days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to exceptions defined in the Indenture. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured or waived), the trustee will be required, in the exercise of the rights and powers vested in it by the Indenture, to use the degree of care and skill in their exercise of a prudent man in the conduct of his own affairs under the circumstances. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the direction or request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Methods of Receiving Payments on the Notes

All principal, premium and Additional Interest, if any, and interest on the notes will be payable at the office or agency of Great Lakes maintained for this purpose within or without the City and State of New York or, at the option of Great Lakes, payment of principal, premium, interest and Additional Interest, if any, may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; provided that all payments of principal, premium, interest and Additional Interest, if any, with respect to notes the holders of which have given wire transfer instructions to Great Lakes will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders of the notes. Until otherwise designated by Great Lakes, Great Lakes’ office or agency will be the office of the trustee maintained for this purpose. Under the Indenture, Great Lakes and the trustee will treat the Person in whose name the notes are registered as a holder. Consequently, an owner of a beneficial interest in a global note will not be considered a holder under the Indenture.

Paying Agent and Registrar for the Notes

The trustee under the Indenture initially will be the paying agent and registrar with regard to the notes. Great Lakes may change the paying agent or registrar without prior notice to the holders of the notes, and Great Lakes or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the Indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Great Lakes is not required to transfer or exchange any note selected for redemption. Also, Great Lakes is not required to transfer or exchange any note for a period of fifteen (15) days before a selection of notes to be redeemed.

Certain Definitions

Set forth below are certain defined terms used in the Indenture.

“Acquired Debt” means, with respect to any specified Person:

•	Indebtedness of any other Person existing at the time the other Person is merged with or into or became a Subsidiary of the specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, the other Person merging with or into or becoming a Subsidiary of the specified Person, and

•	Indebtedness secured by a Lien encumbering any asset acquired by the specified Person.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Asset Sale” means

(1) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, conveyance or other disposition of all or substantially all of the assets of Great Lakes and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Mergers, Consolidations or Sales of Assets” and not by the provisions of the “—Repurchase at the Option of Holders—Asset Sales” covenant), and

(2) the issue or sale by any Restricted Subsidiary of Equity Interests of any of Great Lakes’ Subsidiaries,

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions (A) that involve assets or Equity Interests that have a Fair Market Value in excess of $5.0 million or (B) for Net Proceeds in excess of $5.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

(1) a transfer of assets by Great Lakes to a Restricted Subsidiary or by a Restricted Subsidiary to Great Lakes or to another Restricted Subsidiary;

(2) an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary to Great Lakes or to another Restricted Subsidiary;

(3) a Restricted Payment that is permitted by the covenant described above under the caption “—Restricted Payments,” or a Permitted Investment;

(4) the sale and leaseback of any assets within 180 days of the date of acquisition or completion of construction of such assets;

(5) the sale or other disposition of assets that have become worn out, obsolete or damaged or no longer used or useful in the business of Great Lakes or any Restricted Subsidiary, as the case may be, in the ordinary course of business;

(6) bareboat charters, leases or licenses entered into in the ordinary course of business for a term not to exceed twelve months;

(7) the sale or other disposition of cash or Cash Equivalents;

(8) the sale or lease of products or services or the licensing of intellectual property, in each case in the ordinary course of business;

(9) the sale for Fair Market Value of accounts receivable that are generated from operations conducted outside the United States by Great Lakes or any Restricted Subsidiary; and

(10) the creation of a Permitted Lien and dispositions in connection with the creation of Permitted Liens.

“Bonding Agreements” means (i) the Third Amended and Restated Underwriting and Continuing Indemnity Agreement by and among Great Lakes, certain of its Subsidiaries and Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America, (ii) the International Letter of Credit Agreement, dated September 29, 2006, by and among Great Lakes Dredge & Dock Corporation and Wells Fargo HSBC Trade Bank, as amended on July 16, 2007, and as further amended on September 29, 2009 (and any related obligations, including, without limitation, any Export-Import Bank guarantee program) and (iii) the bonding agreement with Zurich American Insurance Company, under which the Company can obtain performance, bid and payment bonds, to the extent of the value of the assets securing such indebtedness, and other bonding agreements entered into by the Company from time to time, in each case, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Capital Lease Obligation” means, at the time any determination of a capital lease obligation is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means

(1) United States dollars or money in other currencies received in the ordinary course of business;

(2) obligations issued or guaranteed by the United States government or any agency of the United States (provided that the full faith and credit of the United States is pledged in support) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million;

(4) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (2) and (3) above entered into with any institution meeting the qualifications specified in clause (3) above;

(5) obligations issued by any state of the United States of America or any political subdivision of any such state maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition;

(8) short-term asset management accounts offered by any lender under Credit Facilities for the purpose of investing in notes issued by a corporation (other than Great Lakes or any Affiliate of Great Lakes) organized under the laws of any state of the United States or of the District of Columbia and rated A–2 or higher by S&P, or P-2 or higher by Moody’s;

(9) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America or the federal government of Canada, or by any political subdivision or taxing authority thereof, and having one of the two highest ratings obtainable from S&P or Moody’s;

(10) time or demand deposits with any bank or trust company;

(11) participation in loans made to a borrower (other than an Affiliate of Great Lakes) with a debt rating of A–2 or higher from S&P, or P-2 or higher from Moody’s; provided, however, that such loans must mature within one year from the date such participation is purchased;

(12) bonds issued by a municipality or governmental agency and rated not lower than BBB by S&P, or Baa2 by Moody’s and purchased by Great Lakes or any of its Subsidiaries in the ordinary course of its business in connection with retainage under contracts with its customers; and

(13) in the case of Foreign Subsidiaries, short term investments comparable to the foregoing.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Great Lakes and its Subsidiaries (determined on a consolidated basis), in each case, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Great Lakes or a Wholly Owned Restricted Subsidiary of Great Lakes;

(2) the adoption of a plan relating to the liquidation or dissolution of Great Lakes (other than in a transaction which complies with the provisions described under “—Mergers, Consolidations or Sales of Assets”);

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that person has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of Great Lakes (measured by voting power rather than number of shares); or

(4) the first day on which a majority of the members of the Board of Directors of Great Lakes are not Continuing Directors.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance, or other disposition of “all or substantially all” of the assets of Great Lakes and its Subsidiaries (determined on a consolidated basis). Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which is the law governing the Indenture. Accordingly, the ability of a holder of notes to require Great Lakes to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Great Lakes and its Subsidiaries taken as a whole to another Person or group may be uncertain.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or if at any time after the execution and delivery of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties on such date.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus

(1) an amount equal to any extraordinary or nonrecurring loss (including any loss on extinguishment or conversion of Indebtedness) plus any net loss realized in connection with an Asset Sale (without giving effect to the $5.0 million threshold provided in the definition thereof), to the extent those losses were deducted in computing the Consolidated Net Income, plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing the Consolidated Net Income, plus

(3) consolidated Fixed Charges to the extent that any such Fixed Charges were deducted in computing the Consolidated Net Income, plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash items were deducted in computing the Consolidated Net Income, minus

(5) non-cash items increasing the Consolidated Net Income for such period other than (A) accrual of revenue in the ordinary course of business and (B) reversals of prior accruals or reserves for cash items previously excluded from Consolidated Cash Flow pursuant to clause (4) of this definition, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or its Restricted Subsidiary;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles shall be excluded,

(4) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to Great Lakes or one of its Subsidiaries,

(5) any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the Issue Date resulting from the application of ASC Topic 350, “Intangibles- Goodwill and Other,” ASC Topic 360, “Property, Plant and Equipment” and ASC Topic 805, “Business Combinations” or any related subsequent statement of financial accounting standards shall be excluded;

(6) any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(7) any increase in amortization or depreciation expense or any one-time non-cash charges resulting from purchase accounting or any non-recurring costs and expenses incurred in connection with the 2003 Transactions, the acquisition of L.W. Matteson, Inc. and the transactions related thereto, or any acquisition that is consummated after the Issue Date shall be excluded;

(8) any fees, expenses and debt issuance costs paid in connection with issuance of the notes shall be excluded;

(9) the Net Income from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after tax basis, shall be excluded;

(10) the non-cash gains, losses, income, and expenses resulting from fair value accounting required by ASC Topic 815, “Derivatives and Hedging” or any related subsequent statement of financial accounting standards shall be excluded; and

(11) any net unrealized gain or loss (after any offsets) resulting from any foreign currency translation shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Great Lakes who (1) was a member of the Board of Directors on the Issue Date or (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of the nomination or election.

“Credit Agreement” means that Credit Agreement, dated as of June 12, 2007 (as amended on or prior to the Issue Date), by and among Great Lakes, LaSalle Bank National Association, as swing line lender, sole lead arranger and administrative agent, and the other lenders that are party to the Credit Agreement, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as increased as permitted by the terms of the Indenture, and amended, modified, renewed, restated, refunded, replaced or refinanced from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including adding Subsidiaries of Great Lakes as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders or through the issuance of debt securities.

“Credit Facilities” means, with respect to Great Lakes or its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities or indentures with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuance of debt securities to institutional investors, in each case, as increased as permitted by the terms of the Indenture, and amended, restated, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by Great Lakes or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate executed by the Chief Financial Officer of Great Lakes. Such Officers’ Certificate shall state the basis of such valuation. A particular item of Designated Non-cash Consideration shall no longer be considered to be outstanding to the extent it has been sold or liquidated for cash (but only to the extent of the cash received).

“Designated Vessels” means the dredge “New York,” the dredge “Liberty Island,” the bottom-dump barges G.L.65, G.L.501 and G.L.502, the self-unloading barge “Long Island,” the trailing suction hopper dredge “Terrapin Island” and the barge “U.S. Flag Idler,” G.L.177, and ancillary equipment related thereto.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder), or upon the happening of any event

(other than optional redemption by Great Lakes thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders have the right to require Great Lakes to repurchase the Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of the Capital Stock provide that Great Lakes may not repurchase or redeem any such Capital Stock pursuant to such provisions unless the repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Great Lakes that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering or sale of Equity Interests (other than Disqualified Stock) of Great Lakes or a direct or indirect parent of Great Lakes (so long as the net proceeds thereof are contributed to the common equity capital of Great Lakes).

“Event of Default” has the meaning set forth on page 46 of this prospectus.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Notes” means new notes of Great Lakes issued in exchange for the notes pursuant to the Registration Rights Agreement; provided that such new notes have terms substantially identical in all material respects to the notes (except that Exchange Notes will not contain terms with respect to transfer restrictions) for which such offer is being made.

“Excluded Contribution” means the net cash proceeds received by Great Lakes after the Issue Date from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Great Lakes or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of Great Lakes, in each case designated within sixty (60) days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in the clause (3)(B) of the first paragraph of the covenant described above under the “—Certain Covenants— Limitation on Restricted Payments.”

“Excluded Subsidiaries” means each Foreign Subsidiary and each Domestic Subsidiary that is not a Wholly Owned Restricted Subsidiary.

“Existing Indebtedness” means Indebtedness (including guarantees) of Great Lakes and its Restricted Subsidiaries (other than Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described above under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock) in existence on the Issue Date, until permanently repaid.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction; provided that, other than as expressly set forth in the Indenture, for purposes of determining the “Fair Market Value” of any property or assets, such Fair Market Value shall be determined by (x) Great Lakes in good faith with respect to assets or property with a Fair Market value not in excess of $5.0 million, (y) Great Lakes’ Chief

Financial Officer with respect to assets or property with a Fair Market Value in excess of $5.0 million but not in excess of $10.0 million and (z) Great Lakes’ Board of Directors with respect to assets or property with a Fair Market Value in excess of $10.0 million.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to interest rate Hedging Obligations (but excluding the amortization or write-off of financing fees in connection with the transactions contemplated in connection with the initial offering of the notes), net of interest income of such Person and its Restricted Subsidiaries for such period; and

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not the guarantee or Lien is called upon); and

(4) the product of (a) all cash dividend payments and non-cash dividend payments on any series of preferred stock and any series of Disqualified Stock, in each case, of such Person or any of its Restricted Subsidiaries, other than dividend payments (x) on Equity Interests payable solely in Equity Interests of Great Lakes (other than Disqualified Stock) or (y) to Great Lakes or a Guarantor, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any Person for any period, the ratio of the Consolidated Cash Flow to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness (other than repayment of revolving credit borrowings that are not accompanied by a permanent reduction in the commitment amount) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,

(1) acquisitions and dispositions that have been made by Great Lakes or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they occurred on the first day of the four-quarter reference period in accordance with Regulation S-X under the Securities Act and, in connection with any acquisition, shall be calculated giving pro forma effect to Pro Forma Cost Savings;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded in accordance with clause (1) above;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded in accordance with clause (1) or (2) above, as applicable, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) Consolidated Cash Flow shall be calculated giving pro forma effect to the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries, as if such creation, designation or redesignation occurred on the first day of the four-quarter reference period; and

(5) if any Indebtedness being incurred bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of twelve months).

“Foreign Subsidiary” means a Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit Obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. government obligations or a specific payment of principal of or interest on any such U.S. government obligations held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. government obligations or the specific payment of principal of or interest on the U.S. government obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements), of all or any part of any Indebtedness.

“Guarantee” means a full and unconditional senior unsecured guarantee of the notes pursuant to the Indenture.

“Guarantor” means any Restricted Subsidiary of Great Lakes that issues a Guarantee of the notes, in each case, until such Person is released from its Guarantee in accordance with the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

•	interest rate or currency swap agreements, interest rate cap agreements and interest rate collar agreements,

•	other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk or currency exchange rate risk, and

•	commodities purchase and sale agreements and other similar agreements designed for the purpose of fixing, hedging or swapping the price risk related to raw materials or other commodities (including fuel) used by Great Lakes and its Restricted Subsidiaries in the ordinary course of business.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or related reimbursement agreements);

(3) banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(6) representing the net amount owning under any Hedging Obligations relating to interest rate risk,

if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of Equity Interests or other securities by Great Lakes or any of its Restricted Subsidiaries for consideration consisting solely of Equity Interests (other than Disqualified Stock) of Great Lakes shall not be deemed to be an Investment. If Great Lakes or any Restricted Subsidiary of Great Lakes sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Great Lakes such that, after giving effect to the sale or disposition, such Person is no longer a Restricted Subsidiary of Great Lakes, Great Lakes shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of the Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Limitation on Restricted Payments.”

“Issue Date” means January 28, 2011.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature of a conditional sale or title retention agreement, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however,

•

any gain or loss, together with any related provision for taxes on the gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) (without giving effect to the $5.0 million threshold provided for in the definition thereof) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and

•	any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on the extraordinary or nonrecurring gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by Great Lakes or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale (including Designated Non-cash Consideration)), net of

(1) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any related relocation expenses;

(2) any taxes paid or payable as a result of the asset sale (after taking into account any available tax credits or deductions, any tax sharing arrangements);

(3) any reserve for adjustment in respect of the sale price of the asset or assets established in accordance with GAAP;

(4) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold;

(5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(6) appropriate amounts to be provided by Great Lakes or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with Asset Sale, all as determined in conformity with GAAP.

“Non-Recourse Debt” means Indebtedness

(1) as to which neither Great Lakes nor any of its Restricted Subsidiaries

•	provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

•	is directly or indirectly liable (as a guarantor or otherwise), or

•	constitutes the lender; and

(2) no default with respect to which (including any rights that any holders may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the notes being offered hereby) of Great Lakes or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause its payment to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Great Lakes or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, costs, expenses, reimbursement obligations, damages and other liabilities and obligations which may arise under or in connection with the Credit Agreement or the Bonding Agreement or under or in connection with the documentation governing any Indebtedness, and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created, assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant document, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

“Permitted Bonding Obligations” means (1) obligations incurred by Great Lakes or any of its Restricted Subsidiaries (including guarantees) with respect to letters of credit, banker acceptances, bid, payment, performance, surety, appeal or similar bonds and completion guarantees in the ordinary course of business and (2) obligations incurred by Great Lakes or any of its Restricted Subsidiaries (including guarantees) under the Bonding Agreement.

“Permitted Business” means any of the businesses engaged in by Great Lakes and its Restricted Subsidiaries on the Issue Date, together with other marine specialty contractor services, marine infrastructure construction, demolition and environmental services, dredging, repair, salvage and maintenance services, marine transportation, aggregates production, storage, handling, sales and supply and any other reasonably related, complementary or ancillary business or other business that is a reasonable extension or expansion of such business.

“Permitted Investments” means

(1) any Investment in Great Lakes or in a Restricted Subsidiary of Great Lakes;

(2) any Investment in Cash Equivalents;

(3) any Investment by Great Lakes or any Restricted Subsidiary of Great Lakes in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of Great Lakes or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Great Lakes or a Restricted Subsidiary of Great Lakes;

(4) any Investment made as a result of the receipt of assets not constituting Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Great Lakes;

(6) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (6) that are at the time outstanding, not to exceed the greater of $35.0 million and 7.5% of Total Tangible Assets, provided, however, that if an Investment pursuant to this clause (6) is made in any Person that is not a Restricted Subsidiary of Great Lakes at the date of the making of the Investment and such person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (6);

(7) Investments received in settlement, compromise or resolution of: (a) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of Great Lakes or any of its Subsidiaries including pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors, suppliers or customers or (b) litigation, arbitration or other disputes with Persons;

(8) Investments existing on the Issue Date;

(9) loans and advances to officers, directors, members and employees for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business not to exceed $2.0 million in the aggregate at any time;

(10) any Hedging Obligation;

(11) Investments consisting of intercompany loans from Great Lakes and its Restricted Subsidiaries to Restricted Subsidiaries, including Restricted Subsidiaries that are not Guarantors;

(12) Investments in any Person engaging in a Permitted Business in an aggregate amount at any one time outstanding not to exceed $25.0 million;

(13) guarantees otherwise permitted by the terms of the Indenture; and

(14) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person.

“Permitted Liens” means

(1) Liens securing Indebtedness under Credit Facilities incurred pursuant to clause (1) of the second paragraph of the covenant described under the caption “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(2) Liens in favor of Great Lakes or a Restricted Subsidiary;

(3) Liens on property or assets of, or any equity interest in or secured debt of, a Person existing at the time that Person is merged with or into or consolidated with Great Lakes or any Restricted Subsidiary of Great Lakes; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Great Lakes;

(4) Liens on property (including Capital Stock) existing at the time the property was acquired by Great Lakes or any Restricted Subsidiary of Great Lakes, provided that such Liens were in existence prior to the contemplation of the acquisition of property;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid bonds, payment bonds, performance and lien bonds or other obligations of a like nature incurred in the ordinary course of business, including any Permitted Bonding Obligations;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) or (8) of the second paragraph of the covenant under the caption “Incurrence of Indebtedness and Issuance of Disqualified Stock” covering, in the case of such clause (4), only the assets (including any insurance, leases and charters relating to such assets, and any proceeds thereof) acquired, constructed, repaired or improved with such Indebtedness;

(7) Liens existing on the Issue Date and any renewals or extensions thereof on terms no more restrictive and secured by the same collateral as existing on the date of the Indenture (other than Liens securing Indebtedness under Credit Facilities incurred pursuant to clause (1) of the second paragraph of the covenant described under the caption “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(9) Liens to secure Indebtedness of any Foreign Subsidiary permitted to be incurred under the covenant entitled “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” covering only the assets of such Foreign Subsidiary;

(10) Liens incurred in the ordinary course of business of Great Lakes or any Restricted Subsidiary of Great Lakes with respect to obligations that do not exceed $20.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use of the property in the operation of business by Great Lakes or the Restricted Subsidiary;

(11) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens (including maritime Liens) imposed by law incurred in the ordinary course of business;

(12) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, or to secure the performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts, payment and performance and return-of-money bonds, bankers’ acceptances, and other similar obligations (exclusive of obligations for the payment of borrowed money);

(13) judgment or attachment Liens not giving rise to an Event of Default;

(14) easements, rights-of-way, municipal and zoning restrictions and other similar charges, title defects, encumbrances or irregularities in respect of real property not interfering in any material respect with the ordinary course of the business of Great Lakes or any of its Restricted Subsidiaries;

(15) any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(16) Liens securing Hedging Obligations;

(17) Liens securing reimbursement obligations with respect to letters of credit and products and proceeds thereof;

(18) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture;

(19) Liens in favor of Great Lakes or any of its Restricted Subsidiaries securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(20) Liens with respect to current wages of the master and crew and for wages of a stevedore when employed directly by Great Lakes or any Subsidiary of Great Lakes, or by the charterer, operator, master or agent of any of the vessels owned or operated by Great Lakes or any Subsidiary of Great Lakes;

(21) Liens for salvage (including contract salvage);

(22) Liens arising by operation of law or by contract in each case encumbering insurance policies and proceeds thereof to secure the financing of premiums of such insurance policies;

(23) Liens arising pursuant to a purchase agreement or sale agreement securing the obligations under such purchase agreement or sale agreement and encumbering solely the assets that are to be sold in any asset sale permitted under “—Asset Sales”; and

(24) Liens with respect to bareboat charters, leases and licenses of assets in the ordinary course of business.

“Permitted Refinancing Indebtedness” means any Indebtedness of Great Lakes or any of its Restricted Subsidiaries issued in exchange for, to extend, refinance, renew, replace, defease or refund other Indebtedness of Great Lakes or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of the Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses, premiums, penalties, fees and interest incurred in connection therewith);

(2) if the final maturity date of the Indebtedness being refinanced is earlier than the final maturity of the notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) if the final maturity of the Indebtedness being refinanced is later than the final maturity of the notes, the Permitted Refinancing Indebtedness has a final maturity at least ninety-one (91) days later than the notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, the Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either (a) by Great Lakes or any Guarantor or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Tax Distributions” means the payment of any distributions to permit direct or indirect beneficial owners of shares of Capital Stock of Great Lakes to pay federal, state or local income tax liabilities arising from income to Great Lakes and attributable to them solely as a result of Great Lakes’ and any intermediate entity through which the holder owns such shares being a limited liability company, partnership or similar entity for federal income tax purposes.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that were (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and as applied as of the Issue Date, or (2) were actually implemented by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of such business, in case as if such reductions in cost had been effected as of the beginning of the applicable period and, in the case of each of (1) and (2), are described, as provided below, in an officer’s certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the trustee from Great Lakes’ Chief Financial Officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action.

“Qualified Proceeds” means any of the following or any combination of the following:

(1) cash,

(2) Cash Equivalents,

(3) assets that are used or useful in a Permitted Business and

(4) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Great Lakes or any Restricted Subsidiary of Great Lakes of such Capital Stock, (a) such Person becomes a Restricted Subsidiary of Great Lakes or any Restricted Subsidiary of Great Lakes or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Great Lakes or any Restricted Subsidiary of Great Lakes.

“Registration Rights Agreement” means a registration rights agreement with respect to the Existing Notes dated as of the Issue Date, among Great Lakes, the Guarantors and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lazard Capital Markets LLC, as initial purchasers, as such agreement may be amended, modified or supplemented from time to time and, with respect to the Old Notes, the New Notes and any Additional Notes, one or more new registration rights agreements among Great Lakes, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Great Lakes to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” means

(1) declare or pay any dividend or make any other payment or distribution on account of Great Lakes’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Great Lakes or any of its Restricted Subsidiaries) or to the direct or indirect holders of Great Lakes’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than, in each case, dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Great Lakes or dividends or distributions payable to Great Lakes or a Restricted Subsidiary of Great Lakes);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Great Lakes) any Equity Interests of Great Lakes (other than Equity Interests owned by Great Lakes or any Restricted Subsidiary of Great Lakes) or any direct or indirect parent of Great Lakes;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Great Lakes that is contractually subordinated to the notes or to the Guarantees (other than any subordinated Indebtedness held by Great Lakes or any Restricted Subsidiary), except a payment of interest or principal at Stated Maturity; or

(4) make any Restricted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal (including any sinking fund payment) on any series of Indebtedness, the date on which payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for their payment.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Total Tangible Assets” means, with respect to any Person, the aggregate of all assets of such Person and its Restricted Subsidiaries as would be shown on the consolidated balance sheet of such Person in accordance with GAAP, less goodwill and intangibles.

“Unrestricted Subsidiary” means any Subsidiary of Great Lakes or any successor to any of them) that is designated by the Board of Directors of Great Lakes as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Great Lakes or any Restricted Subsidiary of Great Lakes unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Great Lakes or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Great Lakes;

(3) is a Person with respect to which neither Great Lakes nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Great Lakes or any of its Restricted Subsidiaries; and

(5) has at least one director on its board of directors that is not a director or executive officer of Great Lakes or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Great Lakes or any of its Restricted Subsidiaries.

Any designation by the Board of Directors of an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “Certain Covenants—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Great Lakes as of such date (and, if such Indebtedness is not permitted to be incurred under the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” Great Lakes shall be in default of the covenant). The Board of Directors of Great Lakes may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Great Lakes of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” calculated on a pro forma basis as if the designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following the designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

“2003 Merger Agreement” means the Agreement and Plan of Merger among GLDD Acquisitions Corp., GLDD Merger Sub, Inc. and Great Lakes, dated as of November 12, 2003, in connection with the sale of all of the outstanding common stock of Great Lakes to GLDD Acquisitions Corp. and the merger of GLDD Merger Sub, Inc. with and into Great Lakes.

“2003 Transactions” means, the transactions contemplated by the 2003 Merger Agreement and the related financing transactions.

PRINCIPAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences to beneficial owners of Old Notes of the exchange of Old Notes for New Notes pursuant to this exchange offer. This discussion applies only to beneficial owners that acquired their Old Notes at original issuance at their original issue price. This discussion is based upon the Internal Revenue Code, the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The exchange of the Old Notes for New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. A holder will not realize any taxable gain or loss as a result of exchanging the Old Notes for New Notes, and, upon the exchange, the holder will have the same tax basis and holding period in the New Notes as the holder had in the Old Notes immediately before the exchange.

This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state or local laws and tax treaties, and the possible effects of changes in tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We on behalf of ourself and the guarantors have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [                    ], 2015, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of the Old Notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

We and the guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Old Notes in the event the Company is required to file and cause to become effective a shelf registration statement covering resales of the Old Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the New Notes and the guarantees will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain other legal matters in connection with the guarantees will be passed upon for us by Kathleen M. LaVoy, Vice President and General Counsel, Dredging Operations, and Assistant Secretary of the Company. As of October 9, 2015, Ms. LaVoy beneficially owned equity interests in our company totaling less than 0.5% of our outstanding common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Great Lakes Dredge & Dock Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements and other information may be accessed through the SEC Internet website located at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.gldd.com. Our website is not a part of this prospectus.

We incorporate by reference into this prospectus the documents set forth below; provided, however, that we are not incorporating any documents or information deemed to have been “furnished” rather than “filed” in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as amended on Form 10-K/A filed March 27, 2015 and further amended on Form 10-K/A filed September 24, 2015;

•	our Definitive Proxy Statement on Schedule 14A filed on April 2, 2015 (only those parts incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014);

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2015;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2015;

•	our Amended Current Report on Form 8-K/A filed on January 20, 2015;

•	our Current Report on Form 8-K filed on May 20, 2015;

•	our Current Report on Form 8-K filed on September 11, 2015; and

•	our Current Report on Form 8-K filed on May 22, 2015.

All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC), prior to the termination of the exchange offer pursuant to this prospectus, shall be deemed to be incorporated by reference into this prospectus. Any documents filed by us with the SEC after the date of this prospectus and before the date that the exchange offer by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

You may request a copy of these documents, at no cost, by contacting us at the following address or telephone number:

Great Lakes Dredge & Dock Corporation

Corporate Secretary

2122 York Road

Oak Brook, Illinois 60523

Phone: (630) 574-3000

Great Lakes Dredge & Dock Corporation

OFFER TO EXCHANGE

$25,000,000 aggregate principal amount of its 7.375%

Senior Notes due 2019 that have been registered under

the Securities Act of 1933 for any and all of its

outstanding 7.375% Senior Notes due 2019

Until [                    ], 2015, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

[                    ], 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Delaware General Corporation Law. Great Lakes Dredge & Dock Corporation, Dawson Marine Services Company, and Great Lakes Dredge & Dock Environmental, Inc. are incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

Delaware Limited Liability Company Act. Great Lakes Dredge & Dock Company, LLC, NASDI Holdings, LLC, Terra Contracting Services, LLC, Terra Fluid Management LLC, Great Lakes Environmental & Infrastructure Solutions, LLC, and Magnus Pacific, LLC are organized as limited liability companies under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that a limited liability company, subject to any standards and restrictions in its limited liability company agreement, may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands.

New Jersey Business Corporation Act. Fifty-Three Dredging Corporation is incorporated under the laws of New Jersey. Section 14A:3-5 of the New Jersey Business Corporation Act (the “NJBCA”) provides that, other than in proceedings by or in the right of the corporation, a corporation may indemnify any “corporate agent,” including its directors and officers, against expenses and liabilities incurred in connection with any proceeding involving the corporate agent because such person is or was a corporate agent, if such person (1) acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and

(2) with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In proceedings by or in the right of the corporation, a corporation may indemnify a corporate agent against such person’s expenses in any proceeding involving the corporate agent because such person is or was a corporate agent, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. The NJBCA makes an exception for any claim, issue or matter as to which such person is found liable to the corporation, unless the court determines that, under the circumstances, such person is fairly and reasonably entitled to such indemnity as the court deems proper. A corporation may pay expenses incurred by any corporate agent in connection with any proceeding in advance of a final disposition, upon receipt of an undertaking to repay if it is ultimately determined the corporate agent was not entitled to indemnification. A corporation may maintain insurance for any corporate agent against liabilities and expenses incurred by such corporate agent in any proceeding by reason of such person’s status as a corporate agent.

Organizational Documents

The organizational documents of the Company and the Guarantors provide for indemnification of directors and officers as follows:

Great Lakes Dredge & Dock Corporation and Great Lakes Dredge & Dock Environmental, Inc. The organizational documents of Great Lakes Dredge & Dock Corporation and Great Lakes Dredge & Dock Environmental, Inc. provide for the indemnification of officers and directors to the fullest extent permitted by the DGCL and also provide for the advancement of expenses incurred by indemnified officers and directors.

Fifty-Three Dredging Corporation. The organizational documents of Fifty-Three Dredging Corporation provides for the indemnification of officers and directors to the fullest extent permitted by the NJBCA.

Dawson Marine Service Company. The bylaws of Dawson Marine Services Company provide that the corporation shall indemnify each officer and director against his expenses and liabilities in connection with any action, suit or proceeding, including proceedings brought by or in the right of the corporation, whether or not he shall have been adjudged liable for negligence or misconduct, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The bylaws of Dawson Marine Services Company also provide for the advancement of expenses incurred by indemnified officers and directors.

Great Lakes Dredge & Dock Company, LLC. The limited liability company agreement of Great Lakes Dredge & Dock Company, LLC provides for the indemnification of managers and officers to the fullest extent permitted by the DLLCA. The limited liability company agreement also provides for the advancement of expenses incurred by indemnified managers and officers unless otherwise determined by the board of managers.

NASDI Holdings, LLC; Terra Contracting Services, LLC; Terra Fluid Management LLC; Great Lakes Environmental & Infrastructure Solutions, LLC and Magnus Pacific, LLC. The limited liability company agreements of NASDI Holdings, LLC, Terra Contracting Services, LLC, Terra Fluid Management LLC, Great Lakes Environmental & Infrastructure Solutions, LLC and Magnus Pacific, LLC provide for indemnification for managers and officers to the fullest extent permitted by applicable law.

D&O Insurance. The Company’s directors and officers and the directors, managers and officers of the additional registrants are covered under directors’ and officers’ liability insurance policies maintained by the Company against certain liabilities taken in their capacities as such, including liabilities under the Securities Act.

Registration Rights Agreement. The registration rights agreement, filed as Exhibit 3.4 to our Current Report on Form 8-K filed with the SEC on November 24, 2014, provides for indemnification of our directors and officers by the initial purchaser party thereto against certain liabilities.

Item 21.	Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21 by reference.

Item 22.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or its securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Village of Oak Brook, State of Illinois, on October 9, 2015.

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ Mark W. Marinko
Name: Mark W. Marinko
Title: Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

* Jonathan W. Berger	October 9, 2015	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mark W. Marinko Mark W. Marinko	October 9, 2015	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Carl A. Albert	October 9, 2015	Director

* Denise E. Dickins	October 9, 2015	Director

* Peter R. Deutsch	October 9, 2015	Director

* Nathan D. Leight	October 9, 2015	Director

* Michael J. Walsh	October 9, 2015	Director

* Jason G. Weiss	October 9, 2015	Director

*By:	/s/ Mark W. Marinko
Mark W. Marinko
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Village of Oak Brook, State of Illinois, on October 9, 2015.

GREAT LAKES DREDGE & DOCK COMPANY, LLC

By:	/s/ Jonathan W. Berger
Name: Jonathan W. Berger
Title: Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Jonathan W. Berger	October 9, 2015	Chief Executive Officer and Manager (Principal Executive Officer)
Jonathan W. Berger

* Mark W. Marinko	October 9, 2015	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*	October 9, 2015	President—Dredging Operations and Manager
David E. Simonelli

*By:	/s/ Jonathan W. Berger
Jonathan W. Berger
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Village of Oak Brook, State of Illinois, on October 9, 2015.

DAWSON MARINE SERVICES COMPANY

By:	/s/ Michael L. Stonitsch
Name: Michael L. Stonitsch
Title: President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Michael L. Stonitsch Michael L. Stonitsch	October 9, 2015	President and Director (Principal Executive Officer)

* Michael J. Schill	October 9, 2015	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)

* Andrew M. Funke	October 9, 2015	Vice President and Director

*By:	/s/ Mark W. Marinko
Mark W. Marinko
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Village of Oak Brook, State of Illinois, on October 9, 2015.

FIFTY-THREE DREDGING CORPORATION

By:	/s/ Mark L. Reid
Name: Mark L. Reid
Title: President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Mark L. Reid Mark L. Reid	October 9, 2015	President and Director (Principal Executive Officer)

* Katherine M. O’Halloran	October 9, 2015	Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Christopher M. Kielp	October 9, 2015	Director

* Susan M. Williams	October 9, 2015	Director

*By:	/s/ Mark W. Marinko
Mark W. Marinko
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Village of Oak Brook, State of Illinois, on October 9, 2015.

GREAT LAKES DREDGE & DOCK ENVIRONMENTAL, INC.

By:	/s/ Jonathan W. Berger
Name: Jonathan W. Berger
Title: President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Jonathan W. Berger Jonathan W. Berger	October 9, 2015	President, Chief Executive Officer and Director (Principal Executive Officer)

* Katherine M. O’Halloran	October 9, 2015	Treasurer (Principal Financial Officer and Principal Accounting Officer)

* David E. Simonelli	October 9, 2015	Director

*By:	/s/ Jonathan W. Berger
Jonathan W. Berger
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Village of Oak Brook, State of Illinois, on October 9, 2015.

NASDI HOLDINGS, LLC

By:	/s/ Jonathan W. Berger
Name: Jonathan W. Berger
Title: Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Jonathan W. Berger Jonathan W. Berger	October 9, 2015	Chief Executive Officer and Manager (Principal Executive Officer)

* Katherine M. O’Halloran	October 9, 2015	Treasurer (Principal Financial Officer and Principal Accounting Officer)

* Martin J. Battistoni	October 9, 2015	President and Manager

*By:	/s/ Jonathan W. Berger
Jonathan W. Berger
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Kalamazoo, State of Michigan, on October 9, 2015.

TERRA CONTRACTING SERVICES, LLC

By:	/s/ Steven B. Taplin
Name: Steven B. Taplin
Title: President and Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Steven B. Taplin Steven B. Taplin	October 9, 2015	President and Manager (Principal Executive Officer)

* Bruce E. Reder	October 9, 2015	Senior Vice President—Finance (Principal Financial Officer and Principal Accounting Officer)

/s/ Jonathan W. Berger Jonathan W. Berger	October 9, 2015	Manager

* Martin J. Battistoni	October 9, 2015	Manager

* Rima S. Franklin	October 9, 2015	Manager

By:	/s/ Jonathan W. Berger
Jonathan W. Berger
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Kalamazoo, State of Michigan, on October 9, 2015.

TERRA FLUID MANAGEMENT LLC

By:	/s/ Paul M. Morgan
Name: Paul M. Morgan
Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Paul M. Morgan Paul M. Morgan	October 9, 2015	President (Principal Executive Officer)

* Bruce E. Reder	October 9, 2015	Senior Vice President—Finance and Manager (Principal Financial Officer and Principal Accounting Officer)

* Steven B. Taplin	October 9, 2015	Manager

* Lawrence R. Walsh	October 9, 2015	Senior Vice President—Operations and Manager

*By:	/s/ Mark W. Marinko
Mark W. Marinko
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Village of Oak Brook, State of Illinois, on October 9, 2015.

GREAT LAKES ENVIRONMENTAL & INFRASTRUCTURE SOLUTIONS, LLC

By:	/s/ Jonathan W. Berger
Name: Jonathan W. Berger
Title: Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Jonathan W. Berger Jonathan W. Berger	October 9, 2015	Chief Executive Officer and Manager (Principal Executive Officer)

* Mark W. Marinko	October 9, 2015	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Kyle D. Johnson	October 9, 2015	Manager

*By:	/s/ Jonathan W. Berger
Jonathan W. Berger
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Rocklin, State of California, on October 9, 2015.

MAGNUS PACIFIC, LLC

By:	/s/ Louay Owaidat
Name: Louay Owaidat
Title: President and Manager

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title

/s/ Louay Owaidat Louay Owaidat	October 9, 2015	President and Manager (Principal Executive Officer)

* Bruce Diettert	October 9, 2015	Chief Financial Officer, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)

* Kyle D. Johnson	October 9, 2015	Manager

* Rima S. Franklin	October 9, 2015	Manager

*By:	/s/ Mark W. Marinko
Mark W. Marinko
Attorney-in-fact

EXHIBIT INDEX

Number	Document Description

2.1	Amended and Restated Agreement and Plan of Merger dated as of December 22, 2003, among Great Lakes Dredge & Dock Corporation, GLDD Acquisitions Corp., GLDD Merger Sub, Inc. and Vectura Holding Company LLC. (1)

2.2	Agreement and Plan of Merger by and among GLDD Acquisitions Corp., Aldabra Acquisition Corporation, and certain shareholders of Aldabra Acquisition Corporation and GLDD Acquisitions Corp., dated as of June 20, 2006. (2)

2.3	Agreement and Plan of Merger, dated as of August 21, 2006, among Great Lakes Dredge & Dock Holdings Corp., Aldabra Acquisition Corporation, and GLH Merger Sub, L.L.C. (3)

3.1	Amended and Restated Certificate of Incorporation of Great Lakes Dredge & Dock Holdings Corp., effective December 26, 2006 (now renamed Great Lakes Dredge & Dock Corporation). (40)

3.2	Amended and Restated Bylaws of Great Lakes Dredge & Dock Corporation, effective as of May 14, 2015. (5)

3.3	Certificate of Ownership and Merger of Great Lakes Dredge & Dock Corporation with and into Great Lakes Dredge & Dock Holdings Corp. (6)

3.4	Certificate of Formation of Great Lakes Dredge & Dock Company, LLC, dated July 12, 2004. (37)

3.5	Limited Liability Company Agreement, dated July 12, 2004, of Great Lakes Dredge & Dock Company, LLC. (37)

3.6	Certificate of Incorporation of Dawson Marine Services Company, dated March 23, 1987, as amended by the Certificate of Amendment dated June 30, 2000. (37)

3.7	By-Laws of Dawson Marine Services Company. (37)

3.8	Certificate of Incorporation of Fifty-Three Dredging Corporation, dated April 15, 1982, as amended by the Certificate of Amendment dated October 9, 1991. (37)

3.9	Bylaws of Fifty-Three Dredging Corporation. (37)

3.10	Certificate of Incorporation of Great Lakes Dredge & Dock Environmental, Inc., dated February 10, 2000 (f/k/a Great Lakes Caribbean Dredging, Inc.) (37)

3.11	By-Laws of Great Lakes Dredge & Dock Environmental, Inc. (f/k/a Great Lakes Caribbean Dredging, Inc.) (37)

3.12	Certificate of Formation of NASDI Holdings, LLC, dated December 18, 2014. (40)

3.13	Limited Liability Company Agreement, dated December 18, 2014, of NASDI Holdings, LLC. (40)

3.14	Certificate of Formation of Terra Contracting Services, LLC, dated November 20, 2012. (40)

3.15	Limited Liability Company Agreement, dated December 31, 2012, of Terra Contracting Services, LLC. (40)

3.16	Certificate of Formation of Terra Fluid Management LLC, dated March 26, 2014. (40)

3.17	Limited Liability Company Agreement, dated March 31, 2014, of Terra Fluid Management LLC. (40)

3.18	Certificate of Formation of Great Lakes Environmental & Infrastructure Solutions, LLC, dated October 21, 2014. (40)

3.19	Limited Liability Company Agreement, dated November 4, 2014, of Great Lakes Environmental & Infrastructure Solutions, LLC. (40)

3.20	Certificate of Formation of Magus Pacific, LLC, dated March 27, 2015. (40)

Number	Document Description

3.21	Limited Liability Company Agreement, dated March 27, 2015, of Magnus Pacific, LLC. (40)

4.1	Indenture, dated January 28, 2011, by and among the Company, certain subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee. (7)

4.2	Supplemental Indenture, dated May 6, 2011, among NASDI, LLC, a Delaware limited liability company (the “New Guarantor”), a subsidiary of Great Lakes Dredge & Dock Corporation, as issuer (the “Company”), the Company, the existing Guarantors, and Wells Fargo Bank, National Association, as trustee. (31)

4.3	Supplemental Indenture, dated January 15, 2013, among Terra Contracting Services, LLC, a Delaware limited liability company, a subsidiary of Great Lakes Dredge & Dock Corporation, as issuer, the Company, the existing Guarantors, and Wells Fargo Bank, National Association, as trustee. (32)

4.4	Third Supplemental Indenture, dated November 19, 2014, among Terra Fluid Management, LLC, a Delaware limited liability company, Great Lakes Environmental & Infrastructure Solutions, LLC, a Delaware limited liability company, Magnus Pacific Corporation, a California corporation, the Company, the existing guarantors and Wells Fargo Bank, National Association, as trustee. (23)

4.5	Form of 7.375% Senior Note due 2019 (filed as Exhibit A to the Indenture, dated January 28, 2011, by and among the Company, certain subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee). (7)

4.6	Specimen Common Stock Certificate for Great Lakes Dredge & Dock Corporation. (11)

4.7	Form of 7.375% Senior Note due 2019 *

4.8	The Company has certain additional long-term debt instruments outstanding with a principal amount that in the aggregate does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of such agreements to the Commission upon request.

5.1	Opinion of Sidley Austin LLP. (40)

5.2	Opinion of Kathleen M. LaVoy, Vice President and General Counsel, Dredging Operations, and Assistant Secretary of the Company. (40)

10.1	Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of December 22, 2003, among Great Lakes Dredge & Dock Corporation, certain of its subsidiaries, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America. (9)

10.2	First Amendment to Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of September 30, 2004, by and among Great Lakes Dredge & Dock Corporation, certain of its subsidiaries, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America. (10)

10.3	Second Amendment to Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of November 14, 2005, by and among the Great Lakes Dredge & Dock Corporation, the subsidiaries of Great Lakes Dredge & Dock Company, Travelers Casualty and Surety Company, United Pacific Insurance Company, Reliance National Insurance Company, Reliance Surety Company and Travelers Casualty and Surety Company of America. (13)

10.4	Third Amendment to Third Amended and Restated Underwriting and Continuing Indemnity Agreement dated as of September 28, 2006, by and among Great Lakes Dredge & Dock Corporation, certain of its subsidiaries, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America. (14)

Number	Document Description

10.5	Fourth Amendment to Third Amended and Restated Underwriting and Continuing Indemnity Agreement dated as of June 12, 2007, by and among Great Lakes Dredge & Dock Corporation, certain of its subsidiaries, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America. (18)

10.6	Fifth Amendment to Third Amended and Restated Underwriting and Continuing Indemnity Agreement dated as of April 27, 2009, by and among Great Lakes Dredge & Dock Corporation, certain of its subsidiaries, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America. (15)

10.7	Sixth Amendment to Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated January 24, 2011, by and among the Company, the subsidiaries of the Company party thereto, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America. (7)

10.8	Seventh Amendment to Third Amended and Restated Underwriting and Continuing Indemnity Agreement, dated as of November 11, 2011, by and among Great Lakes Dredge & Dock Corporation, certain of its subsidiaries, Travelers Casualty and Surety Company and Travelers Casualty and Surety Company of America. (26)

10.9	Amended and Restated Management Equity Agreement dated December 26, 2006 by and among Aldabra Acquisition Corporation, Great Lakes Dredge & Dock Holdings Corp. and each of the other persons identified on the signature pages thereto. †(6)

10.10	Employment Agreement between the Company and Jonathan W. Berger. †(12)

10.11	Amended and Restated Employment Agreement between Great Lakes Dredge & Dock Corporation and David E. Simonelli, dated as of May 8, 2014. †(39)

10.12	Amended and Restated Employment Agreement between Great Lakes Dredge & Dock Corporation and Kyle D. Johnson, dated as of May 8, 2014. †(39)

10.13	Amended and Restated Employment Agreement with Jonathan W. Berger, dated as of May 8, 2014. †(36)

10.14	Employment Agreement dated as of September 12, 2014 between Great Lakes Dredge & Dock Corporation and Mark W. Marinko. †(16)

10.15	Employment Agreement dated as of September 12, 2014 between Great Lakes Dredge & Dock Corporation and Maryann A. Waryjas . †(16)

10.16	Second Amended and Restated Great Lakes Dredge & Dock Company, LLC Annual Bonus Plan effective as of January 1, 2012. †(25)

10.17	401(k) Savings Plan. †(19)

10.18	401(k) Lost Benefit Plan. †(11)

10.19	Amended and Restated Great Lakes Dredge & Dock Corporation Supplemental Savings Plan effective January 1, 2014. †(17)

10.20	Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan. †(33)

10.21	Form of Great Lakes Dredge & Dock Corporation Non-Qualified Stock Option Agreement pursuant to the Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan. †(22)

10.22	Form of Great Lakes Dredge & Dock Corporation Restricted Stock Unit Award Agreement pursuant to the Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan. †(22)

10.23	Form of Great Lakes Dredge & Dock Corporation Performance Vesting RSU Award Agreement pursuant to the Great Lakes Dredge & Dock Corporation 2007 Long-Term Incentive Plan. †(22)

Number	Document Description

10.24	Asset Purchase Agreement dated as of December 31, 2010 among Great Lakes Dredge & Dock Corporation, L.W. Matteson, Inc., Lawrence W. Matteson and Larry W. Matteson. (8)

10.25	Share Purchase Agreement dated November 4, 2014 among Great Lakes Environmental and Infrastructure Solutions, LLC and Magnus Pacific Corporation. #(24)

10.26	Promissory Note, dated November 4, 2014, made and delivered by Great Lakes Dredge & Dock Company in favor of prior Holders of Magnus Pacific Corporation shares. #(24)

10.27	Purchase Agreement, dated November 19, 2014, by and among the Company, certain subsidiary guarantors named therein and Deutsche Bank Securities Inc., as the initial purchaser. (23)

10.28	Registration Rights Agreement, dated January 28, 2011, by and among the Company, certain subsidiary guarantors named therein and the initial purchasers named therein. (7)

10.29	Registration Rights Agreement, dated November 24, 2014, by and among the Company, certain subsidiary guarantors named therein and Deutsche Bank Securities Inc., as the initial purchaser. (23)

10.30	Credit Agreement dated as of June 4, 2012 by and among Great Lakes Dredge & Dock Corporation, as Borrower, the other Credit Parties party thereto, the financial institutions from time to time party thereto as lenders, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender, Bank of America N.A., as Syndication Agent and PNC Bank, National Association, BMO Harris Bank N.A. and Fifth Third Bank, as Co-Documentation Agents. (27)

10.31	First Amendment to Credit Agreement dated as of December 11, 2012 by and among Great Lakes Dredge & Dock Corporation, as Borrower, the other Credit Parties party thereto, the financial institutions from time to time party thereto as lenders, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender, Bank of America N.A., as Syndication Agent and PNC Bank, National Association, BMO Harris Bank N.A. and Fifth Third Bank, as Co-Documentation Agents. (28)

10.32	Waiver and Amendment No. 2 to Credit Agreement, dated as of March 15, 2013, by and among Great Lakes Dredge & Dock Corporation, the other Credit Parties party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender, and the other lenders party thereto. (29)

10.33	Amendment No. 3 to Credit Agreement, dated as of July 3, 2013, by and among Great Lakes Dredge & Dock Corporation, the other Credit Parties party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender, and the other lenders party thereto. (30)

10.34	Amendment No. 4 to Credit Agreement, dated as of April 23, 2014, by and among Great Lakes Dredge & Dock Corporation, the other Credit Parties party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender, and the other lenders party thereto. (35)

10.35	Amendment No. 5 to Credit Agreement and Incremental Commitment Increase Agreement, dated as of September 15, 2014, by and among Great Lakes Dredge & Dock Corporation, the other Credit Parties party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender, and the other lenders party thereto. (16)

10.36	Sixth Amendment to Credit Agreement, dated as of November 4, 2014, by and among Great Lakes Dredge & Dock Corporation, the other Credit Parties party thereto and the other lenders party thereto. (34)

10.37	Lender-Surety Priority Agreement, dated as of June 4, 2012, by and between Wells Fargo Bank, National Association and Zurich American Insurance Company and its subsidiaries and affiliates. (32)

Number	Document Description

10.38	Agreement of Indemnity, dated as of September 7, 2011, by and among Great Lakes Dredge & Dock Corporation, Great Lakes Dredge & Dock Company, LLC, Lydon Dredging and Construction Company, Ltd., Fifty-Three Dredging Corporation, Dawson Marine Services Company, Great Lakes Dredge & Dock Environmental, Inc. f/k/a Great Lakes Caribbean Dredging, Inc., NASDI, LLC, NASDI Holdings Corporation, Yankee Environmental Services, LLC, Great Lakes Dredge & Dock (Bahamas) Ltd. and Zurich American Insurance Company and its subsidiaries and affiliates. (32)

10.39	First Rider to General Agreement of Indemnity, dated as of June 4, 2012, by and among Great Lakes Dredge & Dock Corporation, Great Lakes Dredge & Dock Company, LLC, Lydon Dredging and Construction Company, Ltd., Fifty-Three Dredging Corporation, Dawson Marine Services Company, Great Lakes Dredge & Dock Environmental, Inc. f/k/a Great Lakes Caribbean Dredging, Inc., Great Lakes Dredge & Dock (Bahamas) Ltd. and Zurich American Insurance Company and its subsidiaries and affiliates. (39)

10.40	Second Rider to General Agreement of Indemnity, dated as of April 23, 2014, by and among Great Lakes Dredge & Dock Corporation, Great Lakes Dredge & Dock Company, LLC, Lydon Dredging and Construction Company, Ltd., Fifty-Three Dredging Corporation, Dawson Marine Services Company, Great Lakes Dredge & Dock Environmental, Inc. f/k/a Great Lakes Caribbean Dredging, Inc., NASDI, LLC, NASDI Holdings Corporation, Yankee Environmental Services, LLC, Great Lakes Dredge & Dock (Bahamas) Ltd. and Zurich American Insurance Company and its subsidiaries and affiliates. (35)

10.41	Loan Agreement dated as of November 4, 2014 by and among Great Lakes Dredge & Dock Corporation, as Borrower, the Lenders from time to time party hereto and Bank of America, N.A., as Administrative Agent. #(24)

10.42	Vessel Construction Agreement, dated January 10, 2014 by and between Eastern Shipbuilding Group, Inc. and Great Lakes Dredge & Dock Company, LLC. #(17)

10.43	General Agreement of Indemnity, dated as of April 7, 2015, by and among Great Lakes Dredge & Dock Corporation, Great Lakes Dredge & Dock Company, LLC, Great Lakes Environmental & Infrastructure Solutions, LLC, Magnus Pacific, LLC, Terra Contracting, LLC, Terra Fluid Management, LLC and Liberty Mutual Insurance Company and its subsidiaries and affiliates. (38)

10.44	General Agreement of Indemnity, dated as of April 13, 2015, by and among Great Lakes Dredge & Dock Corporation, Great Lakes Dredge & Dock Company, LLC, Great Lakes Environmental & Infrastructure Solutions, LLC, Magnus Pacific, LLC, Terra Contracting Services, LLC, Terra Fluid Management, LLC and Berkley Insurance Company and/or Berkley Regional Insurance Company. (38)

10.45	General Indemnity Agreement, dated as of April 7, 2015, by and among Great Lakes Dredge & Dock Corporation, Great Lakes Dredge & Dock Company, LLC, Great Lakes Environmental & Infrastructure Solutions, LLC, Magnus Pacific, LLC, Terra Contracting, LLC, Terra Fluid Management, LLC and Argonaut Insurance Company. (38)

10.46	General Agreement of Indemnity, dated as of April 7, 2015, by and among Great Lakes Dredge & Dock Corporation, Great Lakes Dredge & Dock Company, LLC, Great Lakes Environmental & Infrastructure Solutions, LLC, Magnus Pacific, LLC, Terra Contracting Services, LLC, Terra Fluid Management, LLC and Westchester Fire Insurance Company or any of its affiliates, including any other company that is part of or added to ACE Holdings, Inc. (38)

12.1	Statement regarding computation of ratio of earnings to fixed charges. (40)

21.1	Subsidiaries of Great Lakes Dredge & Dock Corporation. (24)

23.1	Consent of Deloitte & Touche LLP. *

23.2	Consent of CohnReznick LLP. *

Number	Document Description

23.3	Consent of WithumSmith+Brown, PC. *

23.4	Consent of Gallina, LLP *

23.5	Consent of Sidley Austin LLP (contained in its opinion filed as Exhibit 5.1). (40)

23.6	Consent of Kathleen M. LaVoy, Vice President and General Counsel, Dredging Operations, and Assistant Secretary of the Company (contained in her opinion filed as Exhibit 5.2). (40)

24.1	Powers of Attorney. (40)

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wells Fargo Bank, N.A., as Trustee. *

99.1	Form of Letter of Transmittal. (40)

99.2	Form of Letter to Clients. (40)

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees. (40)

(1)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on January 6, 2004 (Commission file no. 333-64687).
(2)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on June 22, 2006 (Commission file no. 333-64687).
(3)	Incorporated by reference to Great Lakes Dredge & Dock Holding Corp.’s Registration Statement on Form S-4 filed with the Commission on August 24, 2006 (Commission file no. 333-136861-01).
(4)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Registration Statement on Form 8-A filed with the Commission on December 24, 2006 (Commission file no. 001-33225).
(5)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on May 20, 2015 (Commission file no. 001-33225).
(6)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on December 29, 2006 (Commission file no. 001-33225).
(7)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on January 28, 2011 (Commission file no. 001-33225).
(8)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on January 3, 2011 (Commission file no. 001-33225).
(9)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K/A filed with the Commission on August 17, 2010 (Commission file no. 001-33225).
(10)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K/A filed with the Commission on August 17, 2010 (Commission file no. 001-33225).
(11)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Annual Report on Form 10-K filed with the Commission on March 22, 2007 (Commission file no. 001-33225).
(12)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on September 8, 2010 (Commission file no. 001-33225).
(13)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on November 17, 2005 (Commission file no. 333-64687).
(14)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on October 4, 2006 (Commission file no. 333-64687).
(15)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on April 29, 2009 (Commission file no. 001-33225).
(16)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on September 17, 2014 (Commission file no. 001-33225).
(17)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Annual Report on Form 10-K filed with the Commission on March 11, 2014 (Commission file no. 001-33225).
(18)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K/A filed with the Commission on August 17, 2010 (Commission file no. 001-33225).

(19)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Annual Report on Form 10-K filed with the Commission on March 30, 2005 (Commission file no. 333-64687).
(20)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on February 20, 2007 (Commission file no. 001-33225).
(21)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on May 6, 2008 (Commission file no. 001-33225).
(22)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on July 1, 2011 (Commission file no. 001-33225).
(23)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on November 24, 2014 (Commission file no. 001-33225).
(24)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Annual Report on Form 10-K filed with the Commission on March 6, 2015 (Commission file no. 001-33225).
(25)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on January 17, 2012 (Commission file no. 001-33225).
(26)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on November 16, 2011 (Commission file no. 001-33225).
(27)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on June 7, 2012 (Commission file no. 001-33225).
(28)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on December 14, 2012 (Commission file no. 001-33225).
(29)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on March 19, 2013 (Commission file no. 001-33225).
(30)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on July 10, 2013 (Commission file no. 001-33225).
(31)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on May 9, 2011 (Commission file no. 001-33225).
(32)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Annual Report on Form 10-K filed with the Commission on March 29, 2013 (Commission file no. 001-33225).
(33)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 4, 2012 (Commission file no. 001-33225).
(34)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on November 5, 2014 (Commission file no. 001-33225).
(35)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Quarterly Report on Form 10-Q filed with the Commission on May 7, 2014 (Commission file no. 001-33225).
(36)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Current Report on Form 8-K filed with the Commission on May 13, 2014 (Commission file no. 001-33225).
(37)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Registration Statement on Form S-4 filed with the Commission on July 21, 2011 (Commission file no. 333-175699).
(38)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Quarterly Report on Form 10-Q filed with the Commission on May 6, 2015 (Commission file no. 001-33225).
(39)	Incorporated by reference to Great Lakes Dredge & Dock Corporation’s Quarterly Report on Form 10-Q filed with the Commission on August 4, 2015 (Commission file no. 001-33225).
(40)	Incorporated by reference to Great Lakes Dredge and Dock Corporation’s Registration Statement on Form S-4 filed with the Commission on August 7, 2015 (Commission file no. 333-206221).
*	Filed herewith
†	Compensatory plan or arrangement
#	Portions of this exhibit have been previously granted confidential treatment by the Securities and Exchange Commission.